                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                     FORM 10


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                           TULLY'S COFFEE CORPORATION
               (Exact name of issuer as specified in its charter)

                 WASHINGTON                         91-1557436
      (State or other jurisdiction     (I.R.S. Employer Identification No.)
    of incorporation or organization)

                   2010 AIRPORT WAY SOUTH, SEATTLE, WASHINGTON 98134 (Address of registrant's principal executive's offices) (Zip Code)

        Registrant's telephone number, including area code (206) 233-2070

        Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class            Name of each exchange on which
          to be so registered            each class is to be registered

                 NONE                          NOT APPLICABLE

       Securities to be registered pursuant to Section 12 (g) of the Act:

                           COMMON STOCK, NO PAR VALUE
                                (Title of Class)

ITEM 1.  BUSINESS

GENERAL


     Tully's Coffee Corporation and its subsidiary (collectively "Tully's" or the "Company") sells high quality, premium roasted whole bean coffees, rich brewed coffees, Italian-style espresso and cold beverages, baked goods and pastries along with coffee-related hardware and supplies. As of July 1, 1999, Tully's had 59 Company-operated retail stores in the Seattle/Western Washington, San Francisco/Northern California, and Sun Valley, Idaho markets. In addition to its Company-operated stores, as of July 1, 1999, Tully's had 15 licensed stores in Asia and 3 licensed stores in the San Francisco International airport. Tully's continually seeks to expand by developing the Company through both its international licenses, and new store locations. Tully's also sells its products to wholesale accounts and provides office coffee service. The Company's philosophy is straightforward - provide an upscale atmosphere, with quick, friendly service where customers can relax and enjoy some of the finest coffee and espresso drinks available. It is management's goal to make each location warm and inviting with employees who go out of their way to make customers feel special. The Company believes that developing customer loyalty and brand recognition is of the utmost importance in its business and expansion strategy.


COMPANY BACKGROUND


     Tully's was formed in July 1992, after its founder and Chairman of the Board, Tom T. O'Keefe, determined that an opportunity existed to develop, own and operate a chain of specialty coffee stores in the greater Puget Sound area. Mr. O'Keefe is the owner of a company which owns and manages several commercial and retail properties in the area. He was approached by numerous companies, including Starbucks Corporation, inquiring about locating specialty coffee stores in the properties owned and managed by his company. As a result, Mr. O'Keefe began researching the specialty coffee industry and determined an opportunity existed for development of an organization focused on the sale of high-quality coffee beans, coffee drinks and coffee related products in an upscale atmosphere which emphasized customer service. On September 16, 1992 Tully's opened its first store in Kent, Washington. Tully's opened 12 stores in fiscal year 1999 (ending March 28, 1999), and acquired 11 Company-operated and 11 licensed stores through the acquisition of Spinelli Coffee Company.


     Tully's Coffee Corporation is a Washington corporation. In January 1995 Tully's moved into the space located at 2010 Airport Way South, Seattle, Washington 98134, where it maintains its executive offices, warehouse and coffee roasting facilities. Its telephone number is (206) 233-2070 or 1-800-96Tully.


THE BUSINESS OF TULLY'S COFFEE

     The Company wants each Tully's location to be a warm and inviting atmosphere that will attract customers and encourage those customers to stay and enjoy its coffee, espresso and other beverages and food products. Tully's seeks to employ people who contribute to the "Coffee experience" of its customers.

     Tully's strives to develop customer loyalty and brand recognition by providing superior service and offering quality coffee products that are competitively priced. Management believes that the Company's staff is well trained and knowledgeable about the coffee products offered for sale. It is the Company's belief that customer service, along with product freshness, consistency and variety have become its trademark.


     Another important element of the Company's strategy is to become an integral part of the local communities it serves. This is accomplished in a variety of ways, such as becoming involved in local fundraising and charitable organizations, participating in primary and secondary school programs and by providing jobs to area high school students. Community involvement not only helps the Company by building goodwill, but also strengthens its market position.


     The Company's objective is to establish Tully's as the most respected brand of coffee in the world. As part of this brand building strategy, the Company has carried a management infrastructure larger than required for a comparable sized company that is not growing and has spent significant amounts marketing and building its brand. This decision was made consciously and in anticipation of continuing growth. Tully's combination of strong comparable store sales growth, new store openings and a growing wholesale business are a result of this brand building effort.

MARKETING, SALES AND CUSTOMER SERVICE

STORES

     Tully's focus on consistency and quality in both its products and customer service is the basis for its marketing program as the Company strives for increased exposure in the community. Stores and kiosks are intended to be billboards themselves as the Company opens new locations. Point of sale signage, custom bags, boxes, cups, gift sets, products and literature with the Company's distinctive name and logo are intended to increase name awareness and to portray the Company's image in terms of color, layout, typeface, wording, graphics and display.

WHOLESALE


     Tully's uses its wholesale and office coffee service accounts to provide additional opportunities for coffee consumers to experience the Company's coffee and reinforce its branded logo and name. The Company's product is delivered to its wholesale and coffee service accounts in branded packaging. Tully's also provides logo-bearing coffee cups, banners and point of use signage to these accounts. This type of secondary brand marketing reinforces the Company's brand awareness and exposes the Company's coffee products to coffee consumers who may not have previously sampled the products in one of its stores.


COMMUNITY


     Tully's commitment to local community involvement is another key element of its marketing strategy. The Company has provided and is planning on continuing to provide monetary, service and/or product donations to a host of local non-profit organizations, including schools, sports teams, churches, food banks, charity and service organizations. The Company also provides product and resource donations to national organizations including the Cystic Fibrosis Foundation, the Juvenile Diabetes Foundation, Childhaven and Big Brothers and Sisters. Such community involvement often results in the Company's name and logo being displayed in promotional materials for organizations and events, at events themselves and in media coverage of the organization or event.


SEATTLE MARINERS BASEBALL TEAM AND SAFECO FIELD

     Tully's strives to establish brand name and product recognition by making its products available in high volume consumer areas. An example of this strategy is the Company's agreement with the Seattle Mariners Baseball Organization.


     In 1999, Tully's entered into a five-year agreement with the Seattle Mariners Baseball Organization under which the Company operates a store in Safeco Field, the team's home field. As the "Official Coffee of the Seattle Mariners", Tully's sells its coffee and cups to the food concessionaire and all coffee sold at Safeco Field is Tully's coffee in Tully's logo cups. Tully's receives prominent exposure during each game through a variety of signage arrangements in Safeco Field, including a large permanent sign with its name and logo on the left field wall. The Company may associate its logo with the Mariners logo in promotions. The partnership provides the Company exposure to millions of people annually through local and national television broadcasts.

MEDIA

     In media, Tully's strives for a fun and lively, yet professional, feel to its promotions. Newspaper ads and radio and television spots are designed to portray the warm, friendly, sophisticated feel of the stores as grand openings, hiring, product specials, community involvement and special events are announced. Management believes that the various forms of planned and spontaneous media coverage the Company has experienced have given it positive, repeat exposure to potential as well as existing customers.

EXPANSION STRATEGY

     The Company's principal strategy for expansion is new store development. Depending upon the amount of capital resources available to it, during the next 12 months the Company anticipates opening a number of additional retail locations in the Seattle and San Francisco Bay areas.

     The Company's development plans also include expansion into other major North American cities. In executing this strategy the Company believes it will be most successful if it develops a nucleus of stores in each new location with emphasis on high-density metropolitan locations. Management believes that once it has established a strong identity in these metropolitan locations, the surrounding suburban retail areas will provide adequate growth capability within these market areas.


     The Company may also expand operations through strategic acquisitions. As an entry into the San Francisco market, in June 1998 the Company acquired all the outstanding shares of Spinelli Coffee Company. Spinelli Coffee Company had 11 Company-operated stores, 3 licensed stores, and both a roasting and warehouse facility in the San Francisco Bay area. Spinelli also had 8 licensed stores in Asia.


     This type of acquisition strategy allows the Company to move into a new geographic area with a base of operating stores in locations which fit the Company's store profile. This provides the Company with an established infra-structure for operations in the new area from which the Company can further expand. It also gives the Company an established customer base for its store operations.


     In addition to its U.S. based operations, the Company currently also has operations in Japan, Singapore and Taiwan. Sales to customers in stores located outside the United States accounted for approximately 1.7% of the Company's net sales in fiscal year 1999 and less than 1.0% in fiscal 1998. Tully's international operations began in fiscal year 1998. The balance of the Company's net sales are generated by Company owned-stores in the United States and its wholesale and office coffee service.


     The Company's international operations are conducted through licensing arrangements and one joint venture. Tully's expects that for the foreseeable future its international operations will continue to be conducted through its existing licensing arrangements, and possibly new agreements. The Company believes that its licensees intend to aggressively pursue expansion in their respective territories.


         In Japan, the Company licensed its trade name and trade dress to Tully's Coffee Japan, a Japan corporation, in August 1997. In 1999, the Company entered into a joint venture with Tully's Coffee Japan to operate three stores in Japan. The Company made a $82,500 capital investment in exchange for a 12% interest in Tully's Coffee Japan. License Agreements with third party licensees in Singapore and Taiwan were acquired in June 1998 as a part of the Spinelli acquisition. These agreements, originally entered into by Spinelli in November 1995, grant a license to the Company's trade name and trade dress.


COMPETITION


     The specialty coffee market is highly competitive. A number of Tully's competitors have greater financial and marketing resources and brand name recognition combined with a larger customer base than Tully's. Tully's competes with a number of specialty coffee retailers including Starbuck's Coffee, SBC and Peet's Coffee & Tea as well as other lesser known companies. Nationally, coffee manufacturers such as Kraft, General Foods, Proctor and Gamble, and Nestle distribute coffee products in supermarkets and convenience stores. Many of these products may be substitutes for Tully's coffees and coffee drinks. Tully's coffee beverages compete directly against all restaurant and beverage outlets that serve coffee and a growing number of espresso stands, carts, and stores. Tully's whole bean coffees and its coffee beverages compete indirectly against all other coffees available in the market. Tully's believes that its customers choose among retailers primarily on the basis of product quality, service and convenience and, to a lesser extent, on price.

     The development of the specialty coffee industry has shown that there is room for a variety of retailers, all seeking their own niche. Tully's management acknowledges that there is a high concentration of specialty coffee outlets (stores, carts, kiosks, and drive throughs) in both Seattle and San Francisco, but believes these markets are highly fragmented. There are also many single-location operators. Tully's believes that it has developed significant brand identity and customer loyalty, which give it a competitive advantage over the numerous single-location operators.


     Management believes there are certain areas within each city that are important to Tully's development and marketing, due to demographics, visibility and/or population density. These areas are primary Company targets for new retail stores. Industry competitors often target these areas for similar reasons. Tully's has and will continue to open new retail stores in these areas, even if it means being across the street or in the same office building as a competitor.


     Tully's faces intense competition for suitable new store sites and for qualified personnel to operate both new and existing stores. There can be no assurance that Tully's will be able to continue to secure sites at acceptable rent levels or that Tully's will be able to attract a sufficient number of qualified workers. Tully's wholesale and office coffee service businesses also face significant competition from established wholesale and mail order suppliers, many of whom have greater financial and marketing resources than Tully's.

STORE OPERATIONS AND MANAGEMENT/EMPLOYEES


     As of July 1, 1999, Tully's employed 545 people, approximately 500 of which were employed in retail stores or regional operations. The remainder are employed in the Company's administrative, wholesale, roasting and warehouse operations. All employees are non-union and management anticipates this will continue to be the case. Approximately 220 of the Company's employees are full-time.



     Tully's knows that its employees are an integral part of its business, and has structured its benefit programs accordingly. Employees who consistently work 20 hours or more per week are considered full-time employees, and are eligible for vacation, holidays, medical and dental insurance, childbirth and sick leave. To promote product loyalty and enhance expertise, all employees receive discounts on beverages and resale items. Each employee also becomes a shareholder. Upon successfully completing barista skills testing, the employee is granted 100 shares of stock. Tully's believes that its current relations with employees are excellent.



     To maintain Tully's high standards of quality products and customer service, all employees complete a 3-day training course prior to working in a Company store, plus 16 hours of on-site training while working in a store. Training hours are devoted to orientation, which includes Company history and philosophy, as well as cash register and paperwork procedures, store equipment use, cash handling, retail product knowledge, sales techniques, customer service and thorough familiarization with Tully's Employee Handbook. Training also includes Coffee 101, an intensive course which examines coffee history, roasting, decaffeination processes, and tastings, or cuppings, of Tully's proprietary blends. Barista testing concludes the training program, with extensive, hands on drink preparation.



     Tully's is committed to attracting and retaining the best people in the coffee business. It has developed a sense of partnership with its employees through its corporate culture, employee ownership and quality employee benefits. As continued evidence of this, Tully's has adopted a Stock Option Plan, a Stock Purchase Plan and a 401k plan to help attract and retain employees.


SUPPLIERS AND EQUIPMENT VENDORS


COFFEE MARKETS. Coffee is the world's second largest agricultural product and is grown commercially in over fifty countries in tropical regions of the world. The price and supply of coffee are subject to significant volatility. While most coffee trades in the commodity market, coffee of the quality sought by the Company tends to trade on a negotiated basis at a substantial premium above commodity coffee prices, depending upon the supply and demand at the time of purchase. The Company purchases unroasted, or "green" coffee. There are many varieties of green coffee and a range of quality grades within each variety. Tully's purchases only premium grade arabica coffee beans and believes these beans are the best available from each producing region. Tully's seeks to purchase the finest qualities and varieties of coffee by identifying the unique characteristics and flavor of the varieties available from each region of the world. The background and experience of the Company's personnel allows it to maintain its commitment to serve and sell only the highest quality coffee.

     The supply and price of coffee can be affected by multiple factors in the producing countries, including weather and economic and political conditions. In addition, green coffee prices have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations that have historically attempted to influence commodity prices of green coffee through agreements establishing export quotas or restricting coffee supplies worldwide.


     During the buying season, Tully's may enter into forward commitments for the purchase of green coffee that may only be available in small quantities. Rotating our coffee selection enables the Company to provide its customers with a wider variety of coffees, as well as certain coffees that are available only on a seasonal basis. Tully's contracts for future delivery of green coffee to help ensure adequacy of supply. As of July 20, 1999, the Company had approximately $1,200,000 in fixed-price purchase commitments which, together with existing inventory, is expected to provide an adequate supply of green coffee well into fiscal year 2000. Tully's believes, based on relationships established with its suppliers in the past, that the risk of non-delivery on such purchase commitments is remote.


     ROASTING. Tully's procures and roasts green coffee beans to its exacting specifications at its roasting plants in Seattle and San Francisco. We employ a roasting process that varies based upon the variety, quality, origin and physical characteristics of the coffee beans being roasted. Each batch is craft roasted to maximize the flavor characteristics of each batch.

     FRESHNESS. The Company is able to roast to order for its retail and wholesale and office coffee service accounts. All of the Company's retail stores and wholesale customers receive fresh roasted coffee shipped promptly after roasting.


     EQUIPMENT AND STORE SUPPLIES. Tully's purchases the equipment, fixtures and supplies for its retail store locations from a number of different vendors. The Company does not have agreements with any of these vendors. The materials are purchased through purchase orders on an as needed basis. In the past Tully's has used different vendors for the same type of equipment and supplies as it searched for the best sources and best vendors to meet its requirements. As Tully's has expanded, it has attempted to standardize its purchasing systems and begun to use particular vendors and suppliers for particular products on a more regular basis. The Company believes that this means its relationships with vendors will develop into reliable, long-term relationships that will benefit Tully's. However, if for some reason a particular supplier or vendor is unable to meet the Company's needs, begins to deliver unsatisfactory materials or is not price competitive, Tully's believes that there are a number of alternative sources to meet all of its equipment, store supplies and other materials needs.


GOVERNMENTAL REGULATION

     Tully's is subject to the general laws and regulations relating to the food service industry. There are no specific laws or regulations that govern the coffee industry as a whole, or coffee retailers specifically, that are materially different than other retail or wholesale food businesses.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Tully's is subject to foreign currency exchange rate exposure, primarily related to its retail operations in Asia. At the present time, Tully's does not hedge foreign currency risk, but may hedge known transaction exposure in the future.

PATENTS AND TRADEMARKS


     Tully's does not hold any patents. The Company owns several trademarks that are registered with the United States Patent and Trademark Office, including Swirkle-Registered Trademark- and Tullini-Registered Trademark. In addition, it has applied for federal trademark registration in the United States for, Tully's-TM-. Since Tully's filed its application for federal trademark registration for Tully's it has received notice that two other companies are claiming rights to the trademark. Tully's believes that the claim of one of these companies is not likely to impact Tully's because that company filed its application after Tully's and apparently cannot demonstrate use of the trademark prior to Tully's. The second company also filed its federal trademark registration application after the Company. This applicant has filed an objection to the issuance of a trademark to the Company. It is claiming use of a Tully's trademark prior to the Company. If it can successfully support its claim, it may be able to exclude the Company's use of the Tully's name in certain geographic areas. That applicant currently operates a chain of 4 restaurants in up-state New York. At the present time Tully's and the other trademark registration applicant are conducting discovery related to the relative rights that each party has in the Tully's tradename.

     Tully's has also filed for various trademark registrations in several countries outside the United States. These filings are in various stages of the registration process.

SEASONALITY

     Tully's business is subject to seasonal fluctuations. Significant portions of Tully's net revenues and profits are realized during the third quarter of Tully's fiscal year that includes the December holiday season. In addition, quarterly results are affected by the timing of the opening of new stores, and Tully's rapid growth may conceal the impact of other seasonal influences. Because of the seasonality of Tully's business, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year.

ITEM 2.  FINANCIAL INFORMATION.

SELECTED TULLY'S COFFEE FINANCIAL DATA


     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and notes thereto and other financial information included elsewhere in this registration statement. The selected consolidated statements of operations data for each of the three fiscal years ended on the Sunday closest to March 31, and the selected consolidated balance sheet data at fiscal year end are derived from our audited consolidated financial statements, which are included elsewhere in this registration statement. The selected consolidated statements of operations data for the fiscal year ended March 31, 1996 and April 2, 1995 and the consolidated balance sheet data at March 31, 1996 and April 2, 1995 have been derived from audited consolidated financial statements that have not been included herein. The consolidated statements of operations data for the thirteen weeks ended June 27, 1999 and June 28, 1998 and the balance sheet data as of June 27, 1999 are derived from our unaudited financial statements.

     In the opinion of management all material adjustments (consisting of normal recurring adjustments and accruals) necessary for a fair presentation for the interim period have been reflected.



                               THIRTEEN WEEKS ENDED    PRO FORMA                                   YEAR ENDED
                             -----------------------   YEAR ENDED   --------------------------------------------------------------
                              JUNE 27,     JUNE 28,     MARCH 29,    MARCH 28,     MARCH 29,    MARCH 30,    MARCH 31,  APRIL 2,
                                1999         1998        1999(1)      1999(2)        1998         1997         1996       1995
                             ----------   ----------   ----------   ----------    ----------   ----------   ---------   --------
                                     UNAUDITED          UNAUDITED                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA:
Net Sales                    $    6,115   $    3,181   $   22,174   $   20,207    $    9,020   $    5,430   $   2,710    $ 1,520

Operating Expenses
  Costs of goods sold and
    related occupancy costs       3,024        1,610       11,370       10,705         5,012        2,850       1,530        865
  Selling, general and
    administrative costs          3,557        2,192       13,290       12,088         6,096        3,618       2,330      1,395
  Stock option expense              205          195          833          833           564          627         410         40
  Depreciation and
    amortization                    555          216        1,784        1,670           614          455         230        115
                             ----------   ----------   ----------   ----------    ----------   ----------   ---------    -------
                                  7,341        4,213       27,277       25,296        12,286        7,550       4,500      2,415
                             ----------   ----------   ----------   ----------    ----------   ----------   ---------    -------
Operating loss                    1,226        1,032        5,103        5,089         3,267        2,120       1,790        895

Other expense (income):
  Interest expense                                            891          834           258          175          30         10
  Loan guarantee fee expense                                  729          729           295          179           -          -
  Miscellaneous, net                258          236          (46)         (71)            -            8           -          -
                             ----------   ----------   ----------   ----------    ----------   ----------   ---------    -------
         Net loss                 1,484        1,268        6,677        6,581         3,820        2,482       1,820        905

Preferred stock
  dividend/accretion              3,631        1,248        5,969        5,969             -            -           -          -
                             ----------   ----------   ----------   ----------    ----------   ----------   ---------    -------
Net loss applicable to
  common stockholders        $    5,115   $    2,516   $   12,549   $   12,550    $    3,820   $    2,482   $   1,820    $   905
                             ==========   ==========   ==========   ==========    ==========   ==========   =========    =======
Basic and diluted loss per
  share                      $     0.36   $     0.18   $     0.88   $     0.88    $     0.29   $     0.20   $    0.19    $  0.92
                             ==========   ==========   ==========   ==========    ==========   ==========   =========    =======
Shares used in calculating
  net loss per share         14,366,747   14,290,942   14,298,754   14,298,754    13,366,176   12,687,569   9,409,162    982,854

CONSOLIDATED BALANCE SHEET
  DATA:
Working capital (deficit)           496                                 (5,799)       (1,617)        (100)         50       (770)
Total assets                     31,093                                 20,719         8,078        3,980       3,110      1,430
Long-term debt and bank           3,174                                  6,657         4,293        2,520         930         70
lines of credit, including
current portion
Stockholders' equity (3)         17,260                                  9,976           427          430       1,230        360




(1) Gives effect to the acquisition of Spinelli Coffee Company ("Spinelli") as if it had occurred on March 30, 1998. See "Unaudited Consolidated Pro Forma Financial Information."



(2) Includes nine months of operations data as a result of Tully's acquisition of Spinelli Coffee Company. See "Unaudited Consolidated Pro Forma Financial Information."


(3) Reflects the issuance of additional preferred stock. See "Item 10--Recent Sales of Unregistered Securities."


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                     SAFE HARBOR STATEMENT UNDER THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995


     The Company believes that certain statements herein, including anticipated store openings, planned capital expenditures, projected goodwill amortization and trends in or expectations regarding Tully's operations, specifically including the effect of problems associated with the Year 2000, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information, and are subject to risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, coffee and other raw materials prices and availability, successful execution of internal performance and expansion plans, the impact of competition, the effect of legal proceedings, and other risks detailed herein.

     The following is a discussion and analysis of the financial condition and results of operations of Tully's Coffee and should be read in conjunction with Tully's Coffee financial statements and notes thereto.

     OVERVIEW


     As of July 1, 1999, Tully's had 59 Company-operated stores and 18 licensed stores operating in 3 states and 3 foreign countries. In June 1998, the Company acquired all the outstanding shares of Spinelli Coffee Company for a cash purchase price of $8.4 million. Spinelli Coffee Company had 11 Company-operated stores, 3 licensed stores, both a roasting and warehouse facility in the San Francisco Bay area as well as 8 licensed stores in Asia. The acquisition has been accounted for under the purchase method of accounting. The purchase price has been allocated to the assets acquired and liabilities assumed based on management's estimates, arms-length negotiations with the sellers and in certain cases, independent appraisals of asset fair values. The residual of approximately $5.1 million was recorded as goodwill and is being amortized on a straight-line basis over 15 years. The results of operations of the acquired companies have been included in consolidated results of operations of the Company from the date of the acquisition.






     The Company's fiscal year ends on the Sunday closest to March 31. Fiscal years 1999, 1998 and 1997 all included 52 weeks. The fiscal year ending April 2, 2000 will include 53 weeks.



                                 THIRTEEN WEEKS ENDED:          FISCAL YEAR ENDED:
                                  JUNE 27,   JUNE 28,   MARCH 28,    MARCH 29,    MARCH 30,
                                    1999       1998       1999         1998         1997
                                 ----------------------------------------------------------
STATEMENT OF EARNINGS DATA:
  Net Sales                        100.0%     100.0%     100.0%       100.0%       100.0%
-------------------------------------------------------------------------------------------
  Cost of goods sold
    and related occupancy costs     49.4%      50.6%      53.0%        55.5%        52.5%
  Selling, general  and
    administrative                  58.2%      68.9%      59.8%        67.6%        66.7%
  Stock option expense               3.4%       6.1%       4.1%         6.2%        11.6%
  Depreciation and amortization      9.1%       6.8%       8.3%         6.8%         8.3%
-------------------------------------------------------------------------------------------
  Operating loss                   -20.1%     -32.4%     -25.2%       -36.3%       -39.0%
  Interest income (expense)                               -4.1%        -2.9%        -3.1%
  Loan guarantee fee expense                              -3.6%        -3.2%        -3.3%
  Miscellaneous, net                 4.2%       7.4%       0.3%         0.0%        -0.2%
-------------------------------------------------------------------------------------------
    Net loss                       -24.3%     -39.8%     -32.6%       -42.4%       -45.7%
-------------------------------------------------------------------------------------------


THIRTEEN WEEKS ENDED JUNE 27, 1999 COMPARED TO THIRTEEN WEEKS ENDED JUNE 28,
1998

     REVENUES


     Net sales for the 13 weeks ended June 27, 1999, increased 92% to $6,115,000 from $3,181,000 for the corresponding period in fiscal 1999. The Company acquired Spinelli Coffee Company at the end of the first quarter of fiscal 1999. Therefore, revenues of Spinelli are included in the 13 week period ended June 27, 1999 but not the 13 week period ended June 28, 1998. Retail sales increased 77% to $5,289,000 from $2,990,000 due primarily to the Spinelli acquisition, which accounted for $1,323,000 of the increase, and, to a lesser extent, to
(i) the opening of 12 new retail stores within the last year and (ii) an increase in comparable store sales (stores open 13 months or longer) of 13%. During the 13 weeks ended June 27, 1999, the Company opened two new stores. The Company ended the period with 57 Company-operated stores in the United States.


     Specialty sales, including domestic and international wholesale revenues increased 333% to $826,000 for the 13 weeks ended June 27, 1999, compared to $191,000 for the corresponding period in fiscal year 1999. Specialty sales growth was driven primarily by the Spinelli acquisition which accounted for $539,000 of the increase with the remainder as a result of increased sales to wholesale and coffee service accounts.


     OPERATING EXPENSES


     Costs of goods sold and related occupancy expenses for the 13 weeks ended June 27 , 1999 increased to $3,024,000 from $ 1,609,000 for the same period last year. This increase was the result of higher sales volumes offset partially by improved green coffee costs and lower store occupancy costs. As a percentage of sales, cost of goods sold and related occupancy expenses decreased to 49.4% for the 13 weeks ended June 27, 1999 from 50.6% for the comparable period in fiscal 1999. The decrease as a percentage of net sales was due to improved coffee purchasing and lower store occupancy costs.


     Selling, general and administrative costs for the 13 weeks ended June 27, 1999 increased to $3,557,000 from $2,192,000 for the same period last year. As a percentage of net sales, selling, general and administrative costs decreased to 58.2% for the 13 weeks ended June 27, 1999 compared to 68.9% for the same period last year. This decrease as a percentage of net sales is due primarily to lower marketing costs for the 13 weeks ended June 27, 1999 and to a lesser extent to lower general and administrative costs as a percentage of net sales. Stock option expense increased to $205,000 for the 13 weeks ended June 27, 1999 from $195,000 in the same period last year. Stock option expense is a non cash charge representing the difference between the exercise price and fair market value of stock at the date of grant.



     Depreciation and amortization for the quarterly period ended June 27, 1999 was $555,000 compared to $216,000 for the quarterly period ended June 28, 1998. This increase is due primarily to depreciation and amortization charges related to the Spinelli acquisition and to a lesser extent the opening of additional stores over the course of the year. As a percentage of net sales, depreciation and amortization increased to 9.1% for the 13 week period ended June 27, 1999 compared to 6.8% in the same period last year.


     INTEREST AND OTHER EXPENSES (INCOME)


     Other expenses, comprised of interest expense and loan guarantee fees, were essentially flat for the 13 weeks ended June 27, 1999 compared to the 13 weeks ended June 28, 1998 due to the average balance on the Company's borrowings being approximately the same.





     NET LOSS

     For the 13 weeks ended June 27, 1999, net operating loss was $1,484,000 compared to $1,268,000 for the 13 week period ended June 28, 1998. As a percentage of sales, gross margins improved by 1.2%, selling general and administrative expense improved by 10.7%, stock option expense improved by 2.7% and other net expenses improved by 3.2%. These improvements were partially offset by increased depreciation and amortization expenses. These changes decreased the net loss as a percentage of sales by 15.5%. Net loss applicable to common stockholders increased to $5,115,000 from $2,516,000 for the 13 week period ended June 27, 1999 as described above and due to the preferred stock dividend/accretion attributed to the issue of Series A Preferred Stock with non-detachable warrants. Net loss applicable to common stockholders per share increased to $0.36 per share compared to $0.18 in the prior year period due to the reasons described above.






     FISCAL YEAR ENDED MARCH 28, 1999, COMPARED TO FISCAL YEAR ENDED MARCH 29, 1998



     REVENUES



     Net sales for fiscal year 1999 (ended March 28, 1999), increased 124% to $20,207,000 from $9,020,000 for fiscal 1998, primarily due to the Spinelli acquisition, and, to a lesser extent, to the addition of new stores and same store sales increases. Retail sales increased 108% to $17,537,000 from $8,451,000, primarily due to the addition of new Company-operated stores and, to a lesser extent, to a 14% increase in comparable store sales. Comparable store sales increases resulted from an increase in the number of customer transactions and an increase in the average dollar value per transaction. During fiscal 1999, the Company opened 12 new stores and acquired 11 Company-operated stores and 11 licensed stores as a result of the Spinelli acquisition. At fiscal year end, there were 59 Company-operated stores and 3 licensed stores in North America and 15 licensed stores in Singapore, Taiwan and Japan.



     Domestic and international wholesale, office coffee service and mail order sales increased 369% to $2,670,000 for fiscal 1999 compared with $569,000 for fiscal 1998. The Spinelli acquisition accounted for $1,676,000 of this increase with new accounts making up the remainder of the increase. While the Company expects continued growth in wholesale, office coffee service and mail order sales, it expects future sales increases to be lower than the fiscal 1998 to fiscal 1999 increase.



     OPERATING EXPENSES



     Cost of goods sold and related occupancy costs increased from $5,012,000 to $10,705,000 from fiscal 1999 to fiscal 2000. This increase was the result of higher sales volumes offset partially by improved green coffee costs. As a percent of net sales, cost of goods sold and related occupancy costs decreased to 53.0% for fiscal 1999 from 55.5% for fiscal year 1998.



     Selling, general and administrative costs increased from $6,096,000 to $12,088,000. As a percentage of net sales, selling, general and administrative costs decreased to 59.8% in fiscal 1999 from 67.6% in fiscal 1998 due to declines in the following costs, as a percentage of net sales, for fiscal year 1999 compared to fiscal year 1998: (i) store labor, which declined by approximately 2%, (ii) general and administrative, which declined by approximately 2% and (iii) marketing, which declined by approximately 3%.



     Stock option expense increased from $564,000 to $833,000 as the number of employees increased due to growth in the number of stores and as the Company used stock options to attract new employees to the Company. As a percentage of net sales, stock option expense decreased to 4.1% for fiscal 1999 from 6.2% for fiscal year 1998. The expense is a noncash charge representing the difference between the exercise price and fair market value of the stock at the date of grant. Stock option expense is composed primarily of options to purchase common stock granted to officers and key employees by Tully's majority stockholder. The options were issued from the majority stockholder's shares rather than newly issued shares of Tully's to avoid diluting the other stockholders.



     Depreciation and amortization expense increased from $614,000 to $1,670,000. As a percentage of net sales, depreciation and amortization expense increased to 8.3% for fiscal 1999 from 6.8% for fiscal 1998 due primarily to the Spinelli acquisition and the amortization of goodwill associated with that transaction.



     INTEREST AND OTHER EXPENSES (INCOME)



     Interest expense for fiscal 1999 was $834,000 compared to $258,000 for fiscal 1998. The increase was due primarily to higher average borrowings on the Company's bank line of credit and, to a lesser extent, the issuance of convertible debt and the assumption of debt as a result of the Spinelli acquisition.



     The Company's preferred stock offering is expected to fund expansion, operating losses and working capital needs through fiscal year 2000. As a result of this financing, it is anticipated that interest expense, net of interest income will be significantly lower than in fiscal 1999 and that the Company will incur additional preferred stock dividend/accretion as the sale of preferred stock continues in fiscal 2000.



     Miscellaneous income is primarily royalties and fee income from the Company's Asian licensees acquired as a result of the Spinelli acquisition.



     Loan guarantee fee expense for fiscal 1999 was $729,000 compared with $295,000 for fiscal 1998. This non-cash expense is for options granted to the Chief Executive Officer of the Company and to a Board member to purchase common stock of the Company, issued in consideration of guarantees provided by these individuals of the Company's bank line of credit.



     Management believes the combination of strong comparable store sales growth, new store openings and a growing wholesale business together with slower growth in selling, general and administrative expenses and stock option expenses will allow the Company to achieve profitable operations. While the Company has experienced increased losses while it has been expanding, net losses as a percentage of net sales have decreased by 9.8% comparing FY '99 with FY '98. Management expects this trend to continue. Throughout fiscal 1999, 1998 and 1997, the Company has carried a management infrastructure larger than required for a comparable sized company that is not growing and has spent significant amounts marketing and building its brand. This decision was made consciously and in anticipation of continuing growth. The Company believes that selling, general and administrative expenses and stock offering expenses, both of which are a function of this infrastructure, are expected to grow much slower than net sales.


NET LOSS


     For the fiscal year ended March 28, 1999, net operating loss was $6,581,000 compared to $3,820,000 for the fiscal year ended March 29, 1998. As a percentage of sales, gross margins improved by 2.5%, selling general and administrative expense improved by 7.8% and stock option expense improved by 2.1%. These improvements were partially offset by higher depreciation and amortization and other net expenses. These changes decreased the net loss as a percentage of sales by 9.8%. Net loss applicable to common stockholders increased to $12,549,000 from $3,820,000 for the fiscal year ended March 29, 1998 as described above and due to the preferred stock dividend/accretion attributed to the issue of Series A Preferred Stock with non-detachable warrants. Net loss applicable to common stockholders per share increased to $0.88 per share compared to $0.29 in the prior year period due to the reasons described above.



     In connection with the issuance of preferred stock in 1999, the Company issued 3,108,740 warrants to purchase common stock at an exercise price of $0.33 per share. The exercise price of the warrant at the date of issuance was below Management's estimation of the fair market value of the common stock and is therefor considered an "in the money" or beneficial conversion feature. Accounting for the issuance of convertible preferred stock with a nondetachable beneficial conversion feature at the date of issue requires that the conversion feature be recognized and measured in the financial statements by allocating a portion of the preferred stock offering proceeds to additional paid in capital. The discount resulting from the allocation of the proceeds to the beneficial conversion feature is conceptually similar to a dividend and is recognized as a return to preferred shareholders from the date of issuance through the date the warrants are exercisable. As a result of this accounting, the Company allocated $5,968,781 of the preferred stock proceeds to additional paid in capital. As a result, net loss applicable to common shareholders increased to 62.1% of sale in fiscal 1999 from 42.3% in fiscal 1998.



FISCAL YEAR ENDED MARCH 29, 1998, COMPARED TO FISCAL YEAR ENDED MARCH 30, 1997


     REVENUES


     Net sales for fiscal year 1998 increased 66% to $9,020,000 from $5,430,000 for fiscal 1997. Retail sales increased 65% to $8,450,000 from $5,132,000, due primarily to the addition of new Company-operated stores and, to a lesser extent, to an increase in comparable store sales of 14%. Comparable store sales increases resulted from an increase in the number of customer transactions and, to a lesser extent, to an increase in the average dollar value per transaction. During fiscal 1998, the Company opened 11 new stores. At fiscal year end, there were 33 Company-operated stores and 3 licensed stores in Asia.


     Domestic and international wholesale, office coffee service and mail order sales increased 91% to $569,000 for fiscal 1998 compared with $298,000 for fiscal 1997.

     OPERATING EXPENSES


     Cost of goods sold and related occupancy costs for fiscal year 1998 increased to $5,012,000 from $2,850,000 in fiscal 1997. This increase was the result primarily of higher sales volumes and, to a lesser extent, higher green coffee costs. As a percent of net sales, cost of goods sold increased to 55.5% for fiscal 1998 from 52.5% for fiscal year 1997. This increase was due to higher green coffee cost.



     Selling, general and administrative costs increased from $3,618,000 in fiscal 1997 to $6,096,000 in fiscal 1998. As a percentage of net sales selling, general and administrative costs increased to 67.6% in fiscal 1998 from 66.7% in fiscal 1997. This increase was due to increased marketing costs as a percentage of net sales.



     Stock option expense decreased from $627,000 in fiscal 1997 to $564,000 in fiscal 1998. As a percentage of net sales, stock option expense decreased to 6.2% for fiscal 1998 from 11.6% for fiscal year 1997. The expense is a noncash charge representing the difference between the exercise price and fair market value of the stock at the date of grant. Stock option expense is comprised primarily of options to purchase common stock granted to officers and key employees by Tully's majority stockholder. The options were issued from the majority stockholder's shares rather than newly issued shares of Tully's to avoid diluting the other stockholders.



     Depreciation and amortization increased from $455,000 to $614,000 comparing fiscal 1997 to fiscal 1998, and, as a percentage of net sales , decreased to 6.8% for fiscal 1998 from 8.3% for fiscal 1997.


     INTEREST AND OTHER EXPENSES (INCOME)

     Interest expense for fiscal 1998 was $258,000 compared to $175,000 for fiscal 1997. The increase was due to higher average borrowings on the Company's bank line of credit.

     Loan guarantee fee expense for fiscal 1998 was $295,000 compared with $179,000 for fiscal 1997. This non-cash expense is for options granted to the CEO and a Board member to purchase common stock of the Company, issued in exchange for the guarantees of the bank line of credit.

     NET LOSS


     For the fiscal year ended March 29, 1998, net operating loss was $3,820,000 compared to $2,482,000 for the fiscal year ended March 30, 1997. As a percentage of sales; cost of goods sold and related occupancy costs increased by 3.0%, selling, general and administrative by 0.9%. These changes were offset by improvements in stock option expense of 5.4%, depreciation and amortization of 1.5% and other net expenses of 0.5% which resulted in a 3.3% decrease in net loss as a percentage of sales. Net loss applicable to common stockholders per share increased to $0.29 per share compared to $0.20 in the prior year period due to the reasons described above.

     LIQUIDITY AND CAPITAL RESOURCES


     The Company ended the period with $3,470,831 in cash and cash equivalents and with working capital of $496,000. Cash and cash equivalents increased $2,322,000 during the 13 week period ended June 27, 1999. The increase is the result of the private placement funds received throughout the 13 week period ended June 27, 1999, as described below, offset by operating activities during the same period and repayments of the bank line of credit. Net cash used in operating activities was $1,135,000 resulting primarily from a net loss before non-cash charges of $536,000 and, to a lesser extent, an increase in non-cash net operating assets.



     As of March 28, 1999, the Company had $6,500,000 outstanding under a $6,500,000 bank line of credit expiring March 31, 2000. Interest is charged at the prime lending rate plus 1/2% (8.25% at March 28, 1999). This line is secured by the assets of the Company, and has been guaranteed by the Company's Chief Executive Officer and by a Director. These guarantees assisted the Company in obtaining more favorable terms on its bank line than would have otherwise been the case given that the Company's cash from operations is not sufficient to fund its obligations currently.



     Cash used by investing activities for the first 13 weeks of fiscal 2000 totaled $1,422,000. These investments included opening two new Company-operated stores, new store construction work in progress, enhancing information systems and capital improvements to certain existing stores.



     During the first 13 weeks ended June 27, 1999, Tully's sold a total of 945,630 units of an "investment unit" at a price of $10.00 per unit. Each investment unit consisted of 4 shares of the Company's Series A Convertible Preferred Stock and a Warrant to purchase two shares of the Company's common stock at an exercise price of $0.33 per share. In total during the 13 week period, Tully's received $9,456,300 upon the issuance of 3,782,520 shares of Series A Convertible Preferred Stock convertible into an equal number of shares of common stock. The Preferred Stock included nondetachable warrants to buy 1,891,260 shares of common stock at $0.33 per share. The investment units were offered and sold to accredited investors pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended.



     The proceeds from the sale of investment units were partially offset by stock offering costs of $1,220,000 and $3,500,000 of the net proceeds was used to pay down Tully's bank line of credit.



     Tully's anticipates that cash requirements for the remainder of fiscal year 2000, other than normal operating expenses, will consist primarily of capital expenditures related to the addition of new Company-operated retail stores. This anticipated growth of the Company's store base could be both through new stores and acquisition of existing competitors or operators in existing and new markets. The Company also anticipates making additional expenditures to expand its administrative offices and production capacity and to enhance information systems and remodel certain existing stores. While there can be no assurance that amounts and timing of the expenditures will occur as planned, management believes that its cash on hand will be sufficient for its capital needs for the next twelve months. To fund operations for the longer-term, Tully's expects that additional capital raising efforts will be required.



     Historically, the Company has funded its capital requirements principally through private placements of common and preferred stock and long term debt. To date, the Company continues to use cash and operate at a loss. The Company's ability to achieve positive cash flow depends upon a variety of factors, including the timely introduction and market success of its new stores and products, the costs of producing and marketing such products and various other factors, some of which may be beyond the Company's control. If the Company requires additional capital, it would seek such funding through additional public or private financing, although there can be no assurance that the Company will be able to obtain such financing.


     YEAR 2000 ISSUES

     The Year 2000 issue results from computer programs being written using two digits rather than four to define the applicable year. Computer programs, at the Company and elsewhere, with time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to produce and distribute products, process transactions or engage in similar normal business activities.


     The Company has investigated the impact of the year 2000 problem on our business, including our operational, information and financial systems. Tully's has tested certain systems for compliance. Although the Company is not presently aware of any material operational issues or costs associated with preparing its internal systems for the year 2000, there can be no assurance that there will not be a delay in, or increased costs associated with, the implementation of the necessary systems and changes to address all year 2000 issues. The Company estimates the cost of making systems compliant is approximately $40,000. As of July 20, 1999, Tully's had expended approximately $5,000.



     Tully's is in the process of identifying and working with its significant suppliers, customers and financial institutions to ensure that those parties have appropriate plans to remedy year 2000 issues when their systems may affect our systems or otherwise impact operations. Although the Company has no reason to conclude that any specific supplier represents a risk, the most reasonably likely worst-case scenario would entail disruption to its business due to the inability of a number of its suppliers to provide product. The Company is unable to quantify such a scenario, but it could potentially materially harm its results of operations, liquidity or financial position.

     Tully's expects that its review of non-information technology systems(including voice communications and security) will be completed before the end of the current fiscal year. The estimated cost to remedy non-information technology systems is not expected to be material. Tully's expects that the source of funds for evaluation and remediation of year 2000 compliance issues will be cash flows from operations.

     The third parties whose year 2000 problems could have the greatest effect on Tully's are believed by Tully's to be banks that maintain Tully's depository accounts and credit card processing systems, the company that processes Tully's payroll and companies that supply or distribute coffee beans and other goods.

     Tully's is in the process of confirming the state of year 2000 readiness of these parties. It is anticipated Tully's will complete this process prior to the end of the fiscal year. Tully's is in the process of developing a contingency plan to address potential year 2000 problems. The contingency plan is anticipated to be completed mid-third quarter.

NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." This pronouncement will require Tully's to recognize certain derivatives on its balance sheet at fair value. Changes in the fair values of derivatives that qualify as cash flow hedges will be recognized in comprehensive income until the hedged item is recognized in earnings. Tully's expects that this new standard will not have a significant effect on its results of operations. SFAS 133 as amended by SFAS 137 is effective for fiscal years beginning after June 15, 2000.

UNAUDITED COMBINED PRO FORMA FINANCIAL INFORMATION

     The Pro Forma Consolidated Financial Information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of each of Tully's. Spinelli Coffee Company's financial information has been prepared from internal financial statements for period March 30, 1998 to June 25, 1998.


     On June 26, 1998, the Company acquired all the outstanding shares of Spinelli Coffee Company for a total purchase price of $8.4 million. Spinelli Coffee Company had 11 Company-operated stores and 3 licensed stores in the San Francisco Bay area as well as 8 licensed stores in Asia and a roasting and warehouse facility. The acquisition has been accounted for under the purchase method of accounting in fiscal 1999. The purchase price has been allocated to the assets acquired and liabilities assumed based on management's estimates, arms-length negotiations with the sellers and in certain cases, independent appraisals of asset fair values. The residual of approximately $5.1 million was recorded as goodwill and is being amortized on a straight-line basis over 15 years. The results of operations of the acquired companies have been included in consolidated results of operations of the Company from the date of the acquisition.

             UNAUDITED PROFORMA COSOLIDATED STATEMENT OF OPERATIONS



                                               TULLY'S COFFEE   SPINELLI COFFEE
                                               MARCH 30, 1998-  MARCH 30, 1998-     PRO FORMA       PRO FORMA
                                               MARCH 28, 1999    JUNE 25, 1998     ADJUSTMENTS      COMBINED
                                               ---------------  ---------------    -----------     -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales                                         $   20,207          $1,967          $  -         $   22,174

Cost of goods sold and related occupancy costs        10,705             665             -             11,370

Selling, general and administrative costs             12,088           1,202             -             13,290

Stock option expense expense                             833               -             -                833

Depreciation and amortization                          1,670               -  (A)      114              1,784
                                                  ----------          ------          ----         ----------
  Operating loss (income)                              5,089            (100)          114              5,103

Interest expense (income)                                834             (12) (B)       69                891

Loan guarantee fee expense                               729               -             -                729

Miscellaneous, net                                       (71)             24             -                (46)
                                                  ----------          ------          ----         ----------
                                                       1,490              12            69              1,574
                                                  ----------          ------          ----         ----------
  Net loss (income)                                    6,581          $  (87)         $183              6,677
                                                                      ======          ====
Preferred stock dividend/accretion                     5,969                                            5,969
                                                  ----------                                       ----------
Net loss used in calculating net loss per share   $   12,550                                       $   12,549
                                                  ==========                                       ==========
Basic and diluted net loss per common share       $     0.88                                       $     0.88
                                                  ==========                                       ==========
Shares used in computing basic and
  diluted net loss per share calculations         14,298,754                                       14,298,754
                                                  ==========                                       ==========



   See accompanying notes to the unaudited consolidated financial statements.



1.   THE PERIODS, CONSOLIDATED


     The Tully's Coffee Corporation consolidated statement of operations for the year ended March 29, 1999 has been combined with the Spinelli Coffee Company statements of operations for the period March 30, 1998 to June 25, 1998 as if the merger had occurred as of the beginning of the period. The results of Spinelli Coffee Company for the period June 26, 1998 to March 28, 1999 have already been consolidated into the Tully's Coffee Corporation consolidated statement of operations for the year ended March 28, 1999 as the merger was effected June 26, 1998.

2.   PRO FORMA BASIS OF PRESENTATION


     These Unaudited Pro Forma Consolidated Statements of Operations have been made for the purposes of presenting such pro forma information as necessary to comply with the disclosure requirements of the Securities Exchange Commission. The Unaudited Pro Forma Consolidated Statements of Operations does not purport to be indicative of the consolidated Statements of Operations of future periods or indicative of the results of operations of future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods.


3.   PRO FORMA EARNINGS PER SHARE

     The unaudited Pro Forma Combined Statement of Operations for Tully's Coffee Corporation have been prepared as if the merger was completed at the beginning of the periods presented. The pro forma basic net loss per share is based upon the combined weighted average number of shares of Tully's Coffee Corporation Common Stock outstanding during the period.

     The Pro Forma diluted net loss per share is computed using the weighted average number of Tully's Coffee Corporation Common Stock and dilutive common equivalent shares outstanding during the period. Common Stock equivalent shares consist of incremental common shares issuable upon conversion of the exercise of stock options and warrants using the treasury stock method. Common equivalent shares are excluded from the computation if the effect is antidilutive. The combined Company had a pro forma net loss for the year ended March 28, 1999; therefore, none of the options and warrants outstanding during the period presented were included in the computation of pro forma dilutive earnings per share as they were antidilutive.

4.   PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS


     The objective of pro forma information is to show what the significant effects on the historical financial information might have been had the companies been combined for the period presented.



     The purchase price of $8.4 for Spinelli Coffee Company million consists of $6.7 million paid to the seller, $221,243 of acquisition costs and the assumption of $1,446,356 in liabilities of the seller.


     The categories of assets acquired and obligations assumed, at the date of the acquisition is as follows:

Assets acquired
           Cash                                                    $     5,059
           Accounts receivable                                         163,595
           Inventories                                                 965,415
           Prepaid and other current assets                             41,172
           Goodwill and other intangible assets                      5,522,928
           Property and equipment                                    1,538,027
           Other assets                                                131,403
                                                                   -----------
                 Total assets                                      $ 8,367,599
                                                                   ===========
Liabilities assumed
           Current liabilities                                     $  (520,478)
           Other liabilities                                          (925,878)
                                                                   -----------
                                                                   $(1,446,356)
                                                                   ===========


     The company incurred costs associated with the acquisition during 1999 of $221,243. These costs were primarily for professional fees and expenditures to facilitate integration of business systems of the acquired business with the Company following the merger. Such costs were capitalized as part of the purchase price.

     Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. The goodwill will be capitalized and amortized over a period of fifteen years. The property plant and equipment will be depreciated over the remaining estimated lives of such assets. The Unaudited Pro Forma Combined Statement of Operation reflects adjustments for such amortization and depreciation.

     Detail of the specific pro forma adjustments for all of the period March 30, 1998 to June 24, 1998, are as follows:



                                                               (in thousands)
(A)      AMORTIZATION AND DEPRECIATION
         Amortization of goodwill                                     $ 84
         Amortization of leasehold interests                             5
         Depreciation of property plant and
           equipment and leasehold improvements                         25
                                                                      ----
         Total pro forma adjustment                                   $114
                                                                      ====

(B)  INTEREST EXPENSE


     In connection with this acquisition Tully's issued a $2,500,000 convertible note to a director of the Company for cash. Had the Company issued the note on March 30, 1998, the Company would have recorded an additional $69,000 in interest expense. The note was converted into 1,000,000 shares of Series A Convertible Preferred Stock on March 28, 1999.

ITEM 3. PROPERTIES.

RETAIL LOCATIONS


     Tully's currently leases space for all of its Company-operated store locations. All of these locations are secured by long term leases with options to extend beyond the initial lease term. Base lease terms are typically ten years with two to four options to extend for five years each. Tully's firmly believes that its current locations are situated in suburban and urban areas that have high levels of pedestrian or vehicular traffic, or both.


     Tully's has spent considerable time designing the look and feel of the interior of its retail stores. Of utmost importance was creating a sophisticated, yet warm and inviting environment. The materials used for the interior improvements, including cherry wood cabinets, real slate tile flooring, an eclectic furniture package and a distinctive paint pattern for the walls, were all carefully and strategically selected to enhance the image projected for Tully's by its stores. It is intended that all stores project and maintain a consistent look and feel regardless of the square footage or dimensional variations. The design and materials used were also selected to not be regional specific so as to allow for consistent usage in other parts of the country.

STORE DESIGN AND CONSTRUCTION COSTS

     Tully's has designed a store look and feel that it believes will best meet its needs as they relate to the image, atmosphere and high level of customer service that Tully's wants to present to its customers. The package is tailored to be flexible enough to meet the different requirements presented by various types of locations, e.g., Central Business District office buildings and neighborhood center locations. The Company's expansion plans in the Puget Sound and San Francisco Bay Areas, as well as in other U.S. markets, were a major factor in the selection of materials, colors, fixtures and equipment. Management feels it is critical to have a store design that is similar from one store to another in order to strengthen its brand and instill a feeling of consistency with its customers. While meeting these goals Tully's also believes the stores are not only cost effective to build in all markets, but are enduring from a design perspective.

EXECUTIVE OFFICE, WAREHOUSE AND ROASTING FACILITIES

     Tully's currently occupies 8,400 square feet of space at 2010 Airport Way South in Seattle, Washington where its executive offices, roasting plant and warehouse facilities are located. While this space is currently serviceable for Tully's needs, it has commenced a search to locate larger premises that will meet its needs in the future. Tully's does not anticipate any problems in securing the new premises. It also believes that the rent for its current offices is substantially below market and therefore it will be able to sublet the existing premises without difficulty for the remaining 5 year term of the lease. Tully's also maintains a 14,000 square foot office and roasting facility in San Francisco. Tully's currently anticipates maintaining this facility as a regional office and additional roasting facility to meet its growth needs in that area. The lease for 5,700 square feet of the San Francisco premises expires in July, 2000. While Tully's has the right to extend the lease for additional periods, it is possible that it will not renew the lease for this portion of the property. Both facilities have adequate lease terms, with options to extend. Tully's believes that the present facilities satisfy the immediate growth plans of Tully's and that there are adequate additional spaces available to Tully's at competitive lease rates into which it can relocate to meet its facilities needs as it continues to expand. The Company is currently in negotiations to lease office space at the landmark Seattle building which was formerly home of the Rainier Brewery.


ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information concerning the beneficial ownership of Common Stock and Series A Preferred Stock of (i) those persons known by management of Tully's to own beneficially more than 5% of Tully's outstanding Common Stock, (ii) the directors and director nominees of Tully's, (iii) the executive officers named in the Summary Compensation Table set forth in the "Executive Compensation" section of this registration statement and (iv) all current directors and officers of Tully's as a group. Such information is provided as of July 1, 1999. According to the rules adopted by the Securities and Exchange Commission, a person is a "beneficial owner" of securities if he or she has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as noted otherwise, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1%.



                                             SHARES OF COMMON                    SHARES OF SERIES A
NAME AND ADDRESS OF                         STOCK BENEFICIALLY     PERCENT         PREFERRED STOCK       PERCENT
BENEFICIAL OWNER (2)                            OWNED (1)          OF CLASS     BENEFICIALLY OWNED (1)   OF CLASS
------------------------------------------------------------------------------------------------------------------
Tom T. O'Keefe (3)........................      5,145,431           23.6%               40,000             1.7%

George Hubman (4).........................      1,271,510            5.8%              200,000             2.0%

Keith McCaw (5)...........................      1,046,835            4.8%            2,000,000            20.0%

Graham S. Anderson (6)....................        466,751            2.1%               40,000               *

Stephen R. Griffin (7)....................        377,703            1.7%                    -               -

Marc Evanger (8)..........................        254,000            1.2%                    -               -

Richard J. Padden (9).....................        130,667              *                20,000               *

Lawrence L. Hood (10).....................        120,251              *                10,000               *

Larry A. Culver (11)......................         30,500              *                40,000               *

James Cameron Towne (12)..................         20,000              *                20,000               *

Robert J. Holmes (13).....................         14,250              *                10,000               *

All Directors and Executive Officers
  as a Group (11 Persons).................      8,877,898           40.7%            2,380,000            23.8%


NOTES TO BENEFICIAL OWNERSHIP TABLE

(1)  Computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.




(2) The address for all persons listed unless otherwise noted 2010 Airport Way South, Seattle, WA 98134

(3) Assumes certain officers and employees exercise options for the purchase of 1,479,999 shares from Mr. O'Keefe at an exercise price of $0.33 - $0.01 and includes options to purchase 376,324 shares of common stock which are immediately exercisable at a price of $0.01 - $2.25 per share under the Company's stock option plan.

(4) Assumes the exercise of options for the purchase of 288,279 shares of common stock at an exercise price of $0.01 and the exercise of Series A Preferred Stock warrants for the purchase of 100,000 shares of common stock at an exercise price of $0.33.

(5) Assumes the exercise of options for the purchase of 3,500 shares of common stock at an exercise price of $0.01 and the exercise of Series A Preferred Stock warrants for the purchase of 1,000,000 shares of common stock at an exercise price of $0.33.

(6) Assumes the exercise of options for the purchase of 40,417 shares of common stock at an exercise price of $0.01 and the exercise of Series A Preferred Stock warrants for the purchase of 20,000 shares of common stock at an exercise price of $0.33.

(7) Assumes the exercise of options for the purchase of 341,936 shares of common stock at an exercise price of $0.01 - $2.25.

(8) Assumes the exercise of options for the purchase of 252,500 shares of common stock at an exercise price of $0.01 - $1.78.

(9) Assumes the exercise of options for the purchase of 22,500 shares of common stock at an exercise price of $0.01 and the exercise of Series A Preferred Stock warrants for the purchase of 10,000 shares of common stock at an exercise price of $0.33.

(10) Assumes the exercise of options for the purchase of 26,917 shares of common stock at an exercise price of $0.01 and the exercise of Series A Preferred Stock warrants for the purchase of 5,000 shares of common stock at an exercise price of $0.33.

(11) Assumes the exercise of options for the purchase of 2,500 shares of common stock at an exercise price of $0.01 and the exercise of Series A Preferred Stock warrants for the purchase of 20,000 shares of common stock at an exercise price of $0.33.

(12) Assumes the exercise of options for the purchase of 4,000 shares of common stock at an exercise price of $0.01 and the exercise of Series A Preferred Stock warrants for the purchase of 10,000 shares of common stock at an exercise price of $0.33.

(13) Assumes the exercise of options for the purchase of 4,250 shares of common stock at an exercise price of $0.01 and the exercise of Series A Preferred Stock warrants for the purchase of 5,000 shares of common stock at an exercise price of $0.33.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

     The names, ages and positions of the executive officers and directors of Tully's Coffee are listed below along with their business experience during the last five years. The business address of all officers of Tully's Coffee is 2010 Airport Way South, Seattle, Washington 98134. The Tully's Coffee Board of Directors consists of ten directors. Directors are elected to serve one year terms. Executive officers of Tully's Coffee are appointed by the Board of Directors. No family relationships exist among any of the directors or executive officers.

NAME                     AGE   POSITION
---------------------------------------
Tom T. O'Keefe           44    Chairman and Chief Executive Officer
Marc Evanger             44    Vice President - Corporate Planning and Development and Director
Stephen R. Griffin       42    Vice President - Finance, Chief Financial Officer & Secretary



                                     21

Graham Anderson          66    Director
Larry A. Culver          57    Director
Robert J. Holmes         54    Director
Lawrence L. Hood         40    Director
George Hubman            56    Director
Keith McCaw              44    Director
Richard J. Padden        46    Director
James Cameron Towne      56    Director


     TOM T. O'KEEFE - CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER. Tom T. O'Keefe is the founder of Tully's Coffee. Mr. O'Keefe also serves as President and CEO of O'Keefe Development Corporation (ODC), which he founded in 1986. ODC is a real estate firm that has acquired or developed shopping centers, office buildings and warehouses throughout the Puget Sound area. Prior to founding ODC, Mr. O'Keefe was a commercial real estate broker with Coldwell Banker Commercial Real Estate Services. Mr. O'Keefe works with and is a founder of several non-profit organizations, including the Cystic Fibrosis Foundation and the Juvenile Diabetes Guild of Seattle. He has served as president and event chairperson for these organizations. Additionally, he is a Trustee for the Villa Academy, a school his children attend in Seattle. Mr. O'Keefe has served as a Director and Chairman of the Board since the Company's inception in 1992.


     STEPHEN R. GRIFFIN - VICE PRESIDENT - FINANCE, CHIEF FINANCIAL OFFICER AND SECRETARY. Mr. Griffin joined Tully's in 1994 as Vice President - Finance and Chief Financial Officer. He was appointed secretary in 1995. From 1989 to 1994, Mr. Griffin served in various capacities at Olympic Management Company, including Chief Operating Officer, from 1992 to 1994 and Vice President-Controller and Treasurer for Olympic and its affiliates, a diverse group of real estate entities from 1989 to 1992. He was Director of Acquisitions for Hillhaven Corporation from 1983 to 1989 and with Arthur Andersen & Co prior to that. Mr. Griffin is a graduate of the University of Washington with a BA in Business Administration.


     GRAHAM S. ANDERSON - DIRECTOR. Mr. Anderson served as the Chairman and President of the Pettit-Morry Company, a Regional Insurance Brokerage from 1987 to 1994. Mr. Anderson is a Director of a variety of companies including Marker International (manufacturer and retailer of ski hardware and apparel), the Commerce Bank, Janss Center and is former Chairman of the National Association of Insurance Brokers and a member of Eldore LLC. Mr. Anderson has served as a Director since February 7, 1994.

     LARRY A. CULVER - DIRECTOR. Mr. Culver has more than 35 years experience in the hospitality industry. In 1982, Larry founded Inn Ventures, Inc. and has served as the Chairman and CEO since that date. Mr. Culver and his staff have developed and managed more than $300,000,000 in hotel product. Mr. Culver has been recognized by numerous organizations for his accomplishments and innovative leadership including being the recipient of the "Inn of the Year Award", "Hotelier of the Year Award" and a finalist for several of Marriott International's highest awards. He actively serves on various Boards of Directors of civic and charity groups such as Big Brothers and Big Sisters of King County (Past President, Board of Directors, and Executive Committee); Northwest Harvest Food Drive; Fred Hutchinson Cancer Research; WSU Board of Trustees; WSU Foundation; WSU Advisory Board for School of HRA. Mr. Culver has served as a Director of the Company since February 5, 1998.


     MARC EVANGER - VICE PRESIDENT CORPORATE PLANNING AND DEVELOPMENT AND DIRECTOR. Mr. Evanger joined Tully's in December 1998 as Vice President - Corporate Planning and Development. From 1984 to 1998 he was with Quality Food Centers (QFC), most recently as Senior Vice President of Finance and Administration and Chief Financial Officer, which position he held from 1987 to 1998. During his tenure, QFC grew from 20 to 145 stores, completed numerous acquisitions, a leveraged buyout and an IPO. He retired in 1998 following the merger of QFC and Fred Meyer, Inc. From 1978 to 1984, he was with Price Waterhouse & Company. Mr. Evanger is a former member of the Board of Directors of Associated Grocers, is currently a director of the Bellevue Boys & Girls Club and is active in other charitable and community activities. Mr. Evanger is a graduate of the University of Washington and Central Washington University. Mr. Evanger has served as a Director of the Company since March 1999.


     ROBERT J. HOLMES - DIRECTOR. Since 1996, Robert J. Holmes has served as President and CEO of Harbor Properties, Inc., a real estate development and recreation company located in Seattle. Harbor Properties is involved in the development and management of residential, retail and office real estate as well as resort and ski area operations. For the 10 years prior to joining Harbor, Mr. Holmes was President, CEO and then Chairman of Intrawest USA, one the larger real estate developers in the Puget Sound area. He also served in an executive position with the parent company's Resort Development Group where he focused on the acquisition of ski and resort companies throughout North America. Mr. Holmes is a past Chairman and Director of the Seattle Housing Resources Group, Director of the Bellevue Downtown Association and Director of Historic Seattle Preservation and Development Authority. He currently serves on the Executive Committee of the Downtown Seattle Association and sits on its Board of Directors. Mr. Holmes has served as a Director since February 5, 1998.


     LAWRENCE L. HOOD - DIRECTOR. Since 1993, Mr. Hood has served as the Principal and Managing Partner of Pacific Portfolio Consulting, L.P., an independent, fee only investment advisory firm, which he founded in 1993. Prior to this, Mr. Hood was a principal in charge of the investment division of Kibble & Prentice, Inc., a regional financial services firm. Mr. Hood has over seventeen years of investment related experience, and has participated in a number of operating companies in various stages of development. Mr. Hood served as a director for A-Sport, Inc. and is a past member of the Charles Schwab Advisory Board. Mr. Hood is a graduate of the University of Puget Sound, where he majored in Economics and Finance. Mr. Hood has served as a Director since February 7, 1994.


     GEORGE HUBMAN - DIRECTOR. Mr. Hubman served as Vice President of Sales and Marketing at WRQ, the sixteenth largest software company in the U.S., from 1981 to 1993. Mr. Hubman was co-founder of WRQ in 1981. Prior to WRQ, Mr. Hubman's career included sales positions with Hewlett Packard and IBM. He currently sits on the boards of Precision Digital Images, King County Big Brothers and Big Sisters, Childhaven and served two years on the board of Interex, the International Association of Hewlett-Packard Computer Users. He is a past president of

Washington State University's College of Business and Economics advisory committee. Mr. Hubman has served as Director since February 7, 1994.


     KEITH MCCAW - DIRECTOR. Mr. McCaw served as a Board Member and Vice President of McCaw Communications Company and Vice President of the Radio Common Carrier Division from 1994 to 1999 where his primary focus was on acquisitions and corporate development. He coordinated McCaw Cellular's first five applications to the F.C.C. McCaw Cellular was sold to AT&T in 1994. Together with other family members, Mr. McCaw is a lead investor in NexTel Communications and several other high tech ventures. He is involved with many cultural and educational organizations and is currently self employed and managing personal investments. Mr. McCaw has served as a Director of the Company since February 5, 1998.


     RICHARD J. PADDEN - DIRECTOR. Mr. Padden is of counsel to the law firm of Carney Badley Smith & Spellman, P.S. Mr. Padden joined with Carney Badley Smith & Spellman, P.S. in 1978, and has specialized in commercial and corporate law. In 1993, Mr. Padden founded Grays Harbor Paper, LP and has served as a principal and board member since that date. He is a principal and board member of Safeworks, L.L.C., S&P Foods, Inc. and Brown's Sugarless Bakery, Inc. Mr. Padden is active in many charitable and volunteer organizations. He is past president of the Washington Chapter of Cystic Fibrosis and is a founder and past president of the Patrons of Cystic Fibrosis Guild. Mr. Padden has served as director since February 7, 1994.


     JAMES CAMERON TOWNE - DIRECTOR. Mr. Towne has been Chairman of Greenfield Development Corporation, a remediation and development company since 1995. From 1993 through 1998, he was President of the Board of Overlake School. Mr. Towne also serves on the board of directors of Cutter & Buck, a specialty upscale sportswear and outerwear clothing retailer. He has a bachelor's degree in economics and a master's degree in business administration from Stanford University. Mr. Towne has served as a director of the Company since February 5, 1998.


KEY EMPLOYEES


     R. J. SELFRIDGE - VICE PRESIDENT - OPERATIONS. Prior to joining Tully's in 1993 as Vice President Operations, R.J. Selfridge was employed by Nordstrom for ten years. He served as a manager of Nordstrom's restaurant division headquarters and commissary in Seattle. At Nordstrom, he coordinated the expansion of espresso bars and cafes into all West Coast stores. Prior to this he was in charge of cafe and espresso operations in the Northeast, while headquartered in New Jersey. He also helped develop and bring to market the company's signature Nordstrom Blend, a custom whole bean coffee. Mr. Selfridge brings over 20 years of retail food service operations experience to Tully's.


     SIOBHAN C. FOODY - VICE PRESIDENT - WHOLESALE. Ms. Foody has served as Vice President - Wholesale since 1998. She joined Tully's in 1995 as Director of Wholesale. From 1989 to 1995, Ms. Foody worked as a manufacturers' representative in the housewares and gourmet coffee industries. Ms. Foody represented major coffee accessory lines currently marketed by Tully's. A native of Seattle, Ms. Foody graduated from the University of Washington with a Bachelor of Arts degree in economics.


ITEM 6. EXECUTIVE COMPENSATION.

SUMMARY COMPENSATION TABLE


     The following table sets forth compensation earned during the last three fiscal years by the Company's Chief Executive Officer and its next four most highly compensated executive officers (collectively referred to herein as the "Named Executive Officers") whose total annual salary and bonus for that year exceeded $100,000. No executive officer received compensation in excess of $100,000 during the last fiscal year.

                                       ANNUAL COMPENSATION                  LONG-TERM COMPENSATION AWARDS
                               ----------------------------------       --------------------------------------
                                                                                   RESTRICTED
NAME AND                                                                              STOCK        ALL OTHER
PRINCIPAL POSITION             FISCAL YEAR      SALARY      BONUS       OPTIONS      AWARDS       COMPENSATION
---------------------------    -----------      ------      -----       -------    ----------     ------------
Tom T. O'Keefe                    1999             -           -        179,712        -                -
President, Chairman and           1998             -           -        123,567        -                -
Chief Executive Officer (1)       1997             -           -         54,833        -                -


(1) While Mr. O'Keefe has received no cash or other compensation for his services, Tully's has recorded compensation expense for the estimated fair market value of his past services and for fiscal year 1999. The value of these services was recorded at $120,000 for fiscal year 1999. Mr. O'Keefe has drawn no salary since Tully's inception.


GRANTS OF STOCK OPTIONS

STOCK OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth information regarding stock options to purchase Tully's Common Stock granted to executive officers of the Company during the fiscal year ended March 28, 1999.


                                                                                  POTENTIAL REALIZABLE VALUE
                                   % OF TOTAL                                       OF ASSUMED ANNUAL RATES
                                     OPTIONS                                         OF STOCK APPRECIATION
                                   GRANTED TO        EXERCISE OR                        FOR OPTION TERM
                    OPTIONS       EMPLOYEES IN        BASE PRICE    EXPIRATION    ---------------------------
NAME               GRANTED(1)    FISCAL YEAR (3)      ($/SHARE)        DATE        0%($)     5%($)     10%($)
--------------     ----------    ---------------     -----------    ----------     -----   --------   -------
Tom T. O'Keefe       8,500            0.9%             $0.0100         2009        $   -   $     53   $    75
                     9,250            1.0%             $2.2500         2009            -     13,089    18,344
                   161,962(2)        17.2%             $0.0100         2009            -      1,019    1,427

(1) Options to purchase Tully's common stock and are subject to various vesting terms.

(2) These options were granted as compensation for Mr. O'Keefe's agreement to personally guarantee a $6,000,000 line-of-credit which Tully's maintains with a commercial bank.

(3) A total of 1,132,632 stock options were granted to employees and non-employees during fiscal 1999 of which 283,000 were options issued to key employees of the Company to purchase common stock owned directly by Tom
     T. O'Keefe while the remaining portion were options issued under the Company's 1994 stock option plan.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information concerning the number and value of unexercisable options held by the following executive officers on March 28, 1999. None of these options to purchase common stock were exercised during fiscal year 1999.

                        NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                             OPTIONS AT                 IN-THE-MONEY OPTIONS
                          FISCAL YEAR-END              AT FISCAL YEAR-END (1)
                   ----------------------------    ----------------------------
NAME               EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------     -----------    -------------    -----------    -------------
Tom T. O'Keefe       376,324          9,250          $752,272            -


(1) These amounts represent the difference between the exercise price of the in-the money options and the fair market value of Tully's common stock on March 28, 1999.


TULLY'S COFFEE STOCK OPTION PLAN

     In 1994, Tully's adopted its 1994 Stock Option Plan under which the Board of Directors will from time-to-time grant certain rights to eligible employees and directors to purchase common stock. As of July 1, 1999, 1,493,058 options to purchase stock at $0.33 - $2.25 per share have been granted. These options vest pro-rata over five years beginning with the date of grant.


     The purpose of the Option Plan is to promote Company success by aligning employee financial interests with long-term shareholder value. At the present time Tully's is authorized to issue options for 5% of common and preferred stock outstanding shares under the Plan. The shareholders have been asked to approve an amendment to the Plan which increases the number of shares that may be issued under the Option Plan. Under the proposed amendment the maximum number of shares issuable under the Option Plan would be increased to 4,200,000 shares of Tully's Common Stock. However, the total number of shares which may be issued under Tully's Option Plan and the Employee Stock Purchase Plan, if adopted by the shareholders, cannot exceed 4,200,000 shares, in the aggregate.


     The Board of Directors has the general authority to grant options under the Option Plan to employees and officers of Tully's and to generally exercise all administrative authority under the Option Plan. However, the Executive Compensation Committee of the Board of Directors (comprised entirely of non-employee directors) has been delegated the authority to grant options to certain members of senior management.


     The Option Plan may be modified, amended, or terminated by the Board except with respect to incentive stock options granted prior to such action. The Board has the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which Tully's or its subsidiaries may operate to assure the viability of the benefits from options granted to employees employed in such countries and to meet the objectives of the Option Plan. Notwithstanding the foregoing, shareholder approval is required for any amendment which increases the number of shares subject to the Option Plan (other than in connection with automatic adjustments due to changes in capitalization or the assumption or substitution of options in connection with mergers or acquisitions). Shareholder approval may also be required if there are "material changes" to the Option Plan for purposes of Section 162(m) of the Code or to comply with new legislation.

VESTED STOCK OPTIONS


     During the fiscal year ended March 28, 1999, Tom T. O'Keefe granted options to purchase 283,000 shares of Tully's common stock owned by him to key Tully's employees. These options were fully vested as of the date of the grants and are exercisable indefinitely at the exercise price of $0.01 per share. The options were granted to the key employees as performance bonuses and to tie their respective interests to those of Tully's. The options were issued for Mr. O'Keefe's shares rather than newly issued shares of Tully's to avoid diluting the other shareholders. Although the options were not granted by the Company, under generally accepted accounting principles, Tully's was required to record an increase in paid in capital and a noncash charge to compensation expense of $701,256 in fiscal year 1999 which represented the difference between the estimated fair market value of the underlying shares on the grant dates and the exercise price.


TULLY'S COFFEE STOCK PURCHASE PLAN

     The Company's shareholders have been asked to ratify the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan, if approved by the shareholders, will allow all employees who have been with Tully's for 3 months and who are working more than 20 hours a week to authorize payroll deductions at a rate of 2, 4, 6, 8, or 10% of base pay (including overtime or bonuses) to be applied toward the purchase of Tully's common stock. The total number of shares of common stock reserved for issuance under the Purchase Plan cannot exceed 4,200,000. Provided, that the total number of shares which may be issued under Tully's Purchase Plan and its Option Plan cannot exceed 4,200,000 in the aggregate.

     As of July 1, 1999, there were approximately 320 employees eligible to participate in the Purchase Plan. The Purchase Plan, which is to be administered by the Board, will terminate on December 31, 2005, or earlier at the discretion of the Board or in the event all shares reserved under the plan have been purchased.

     Separate six-month offerings of the Company's shares of Common Stock will commence on January 1 and July 1 of each year. No employee may purchase more than 2,250 shares of stock during any single offering. An employee must authorize a payroll deduction before the start of an offering in order to participate in that offering. On the last business day of the offering, the employee will be deemed to have exercised the option to purchase as many shares as the employee's payroll deduction will allow, at the option price. The option price is 85% of the lesser of (i) the fair market value of the stock on the first business day of the offering, or (ii) the fair market value of the stock on the last business day of the offering. The fair market value of Tully's stock shall initially be determined on a quarterly basis by Tully's Board of Directors. When and if the stock is quoted or traded in an over the counter market or exchange, then the fair market value shall mean the closing bid price as reported on the National Association of Securities Dealers Automated Quotation System or, if the stock is traded on a stock exchange, the closing price for the stock on the principal such exchange.

     No employee shall be permitted to purchase any shares under the Purchase Plan if such employee, immediately after such purchase, owns shares possessing five percent or more of the total combined voting power or value of all classes of stock of Tully's or its parent or subsidiary corporations. The fair market value of all shares purchased by an employee under the Purchase Plan during any calendar year may not exceed $25,000.

     The Board of Directors may at any time amend or terminate the Purchase Plan, provided that no employee's existing rights under any offering already commenced may be adversely affected thereby. No amendment may be made to the Purchase Plan without prior approval of the shareholders of Tully's if such amendment would increase the number of shares reserved thereunder, materially modify the eligibility requirements, or materially increase the benefits that may accrue to participants.

COMPENSATION OF DIRECTORS

     The Directors of Tully's receive no cash compensation for serving on the Board of Directors, but are reimbursed reasonable expenses incurred in attending Board and Committee meetings. They are granted options to purchase 500 shares of Tully's common stock per attended Board meeting and 250 shares of stock per attended Committee meeting.


EMPLOYMENT AGREEMENTS AND COMPENSATORY ARRANGEMENTS


     Tully's generally does not enter into employment agreements or written compensatory arrangements with its employees, including management.


ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.


     Until March 11, 1999 when the relationship was terminated, Tully's had engaged the services of O'Keefe Development Corporation ("ODC"), a company owned by Mr. O'Keefe, to oversee tenant improvements for Tully's new locations at a price of $5,000 per store. The services rendered by ODC primarily consist of providing a project manager to coordinate and oversee the subcontractors who make the tenant improvements or remodeling work at the locations. During fiscal year 1999 Tully's paid a total of $70,000 to ODC for its services. The Company incurred costs of $48,500 and $50,000 related to services provided by ODC during 1998 and 1997, respectively. The Company believes that the terms of this relationship were commercially reasonable and were on terms which were no less favorable to Tully's than could be negotiated in an arms-length transaction with an unrelated third party.


     Richard Padden, a director of Tully's, is a principal in the law firm of Carney Badley Smith & Spellman, which provides legal services to Tully's. In fiscal year 1999, the Company paid $137,683 to Carney Badley Smith & Spellman for legal services.


     Laurence Hood, a director of Tully's, is a principal of Pacific Portfolio Consulting, LLC, a registered investment advisory firm. That firm will render investment advisory services in connection with administration of the Company's 401k employee benefit plan. In fiscal year 1999, the Company did not incur any advisory fees with Pacific Portfolio Consulting, LLC.


     Tully's leases the premises for 3 of its stores from Harbor Properties, Inc., whose President and CEO is Robert J. Holmes, a director of the Company. During fiscal year 1999 and 1998 the Company paid rent in the total amount of $221,016 and $136,285, respectively, to Harbor Properties.


     Tully's has a $6,000,000 line of credit arrangement with a commercial bank, which expires March 31, 2000. Interest is charged at the prime lending rate plus 0.5%. The line is collateralized by all of the Company's assets and is personally guaranteed by Tom T. O'Keefe and George Hubman, both Company Directors. Mssrs. O'Keefe and Hubman receive a guarantee fee of 1.0% of the operating line's monthly average balance. In payment of the guarantee fee, the Company issued options to purchase the Company's Common Stock in total amounts of 113,169, 130,964 and 323,924 for the fiscal years ended March 30, 1997, March 29, 1998 and March 28, 1999, respectively. The value of the options were recorded as compensation expense. All of these options were issued with an exercise price of $0.01 per share.


     In June 1998, the Company issued a $2,500,000 convertible note to a director of the Company for cash. The Company incurred interest expense of $222,383 related to the note. The note was converted into 1,000,000 shares of Series A Convertible Preferred Stock on March 28, 1999 (See Note 9 to Consolidated Financial Statements).

     Tully's believes that all of these relationships are commercially reasonable and are on terms that are no less favorable to Tully's than could have been negotiated in an arms-length transaction with an unrelated third party. With respect to transactions with affiliated parties in the future, all material transactions between Tully's and its officers, directors, principal shareholders and affiliates will be approved by a majority of Tully's Board of Directors who do not have an interest in the transaction, and will be on terms no less favorable to Tully's than those that could be obtained from unaffiliated third parties.

ITEM 8. LEGAL PROCEEDINGS.

     The Company is or may from time to time be a party to routine litigation incidental to our business. Management believes the ultimate resolution of these routine matters will not materially harm our business, financial condition, operating results, or cash flow.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.


     Currently there is no public market for Tully's Coffee Common Stock and none is expected to develop in the immediate future. As of June 30, 1999, there were approximately 4,300 holders of the Company's Common Stock.


SHARES ELIGIBLE FOR FUTURE SALE


     2,880,600 of the Company's issued and outstanding common shares are freely tradeable or "unrestricted securities." However, at the present time there is no public market for any of the Company's securities. The remaining shares of common stock and 24,999,125 shares of its Series A Preferred Stock outstanding as of July 1, 1999 are "restricted securities" under the Securities Act of 1933, as amended, and may only be sold in the public market upon the expiration of the holding periods set forth in Rule 144 thereunder, described below, subject to the volume, manner of sale and other limitations of Rule 144.


     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     - 1% of the then outstanding shares of our common stock (approximately 143,140 shares as of July 1, 1999); or

     - the average weekly trading volume during the four calendar weeks preceding filing of notice of the sale of shares of common stock.


     Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A stockholder who is deemed not to have been an "affiliate" of the Company at anytime during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least two years, would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or public information requirements.


     In addition, as of July 1, 1999, there were outstanding warrants to purchase 4,999,825 shares of common stock and options to purchase 3,163,471 shares of common stock, of which 2,465,647 options were fully vested. The number of shares reserved for issue upon exercise of options under our 1994 Employee Stock Option Plan cannot exceed 5% of the issued and outstanding shares of the Company. Tully's intends to register the shares of its common stock issuable or reserved for issuance under the Option Plan as soon as practicable following the date of this registration statement.


     Holders of warrants to purchase 4,999,825 shares of common stock issuable upon exercise of such warrant are entitled to registration rights with respect to these shares for resale under the Securities Act of 1933. If these holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, these sales could harm the market price for Tully's common stock. See "Description of Capital Stock--Registration Rights."


ESCROWED SHARES


     As a condition to the Company's registration to sell its common stock under the Washington State Securities Act, Tully's founders Tom T. and Cathy O`Keefe have placed in escrow with Seafirst Bank 4,340,475 shares (the "Shares") of Common Stock beneficially owned by them.


     The Shares will be released from escrow when Tully's satisfies one or more of the following requirements:


a. Tully's has demonstrated annual earnings per share for two consecutive fiscal years of at least $0.075 per share per year.

b. Tully's has demonstrated average annual earnings over five years of at least $0.075 per share.

c. Tully's establishes for its Common Stock a bona fide over-the-counter trading market and such stock maintains an average bid price equal to or greater than $2.625 per share for any period of twenty-six consecutive weeks. In determining whether a bona fide market has been established, all transactions in Tully's stock by any director or officer of Tully's, or any affiliates of such persons, during the period in which the market is claimed to have existed will be excluded. In addition, Tully's will have disseminated to the public during said period, at least two quarterly unaudited financial statements or one annual audited financial statement.


     Unless released pursuant to subparagraphs (a), (b), or (c) above, all of the Shares shall remain in escrow until the sixth anniversary of the effective date of the offering. On each of the sixth, seventh, eighth, and ninth anniversary dates, 25% of the Shares shall be released from escrow, such that no shares will remain in escrow as of nine years from the effective date of the offering.


     While the Shares are escrowed they will remain in the ownership of Tom T. and Cathy O'Keefe. They will have the right to vote the Shares and will also be entitled to any dividends, share dividends, stock splits or any other benefit which may inure to them as the result of owning the Shares.



     Mr. and Mrs. O'Keefe have also agreed under the terms of the escrow agreement that upon a liquidation or dissolution of Tully's and following payment to Tully's creditors, the Shares then held in escrow, if any, will be subordinate to all other shares of Tully's Common Stock with respect to any amounts paid to shareholders as a result of such liquidation or dissolution of Tully's. Any such liquidation or payment to shareholders shall be paid as follows: (1) holders of shares, including shares purchased in the Offering but excluding the Shares held in escrow, shall receive $1.50 per share, (2) the founders shall receive $1.50 per share on the Shares in escrow, (3) thereafter, all shares shall participate in any remaining distributions on a pro rata basis


DIVIDENDS


     Shareholders are entitled to receive such dividends, if any, that are declared by Tully's Board of Directors out of funds legally available therefore and, upon the liquidation, dissolution or winding up of Tully's, are entitled to share ratably in all net assets available for distribution to such holders after satisfaction of all obligations of Tully's, including stock preferences. The Company has not paid dividends in the past and Tully's Board of Directors presently does not intend to pay any dividends, but to retain and use any earnings to finance the growth of its business for an indefinite period. The line of credit arrangement restricts Tully's ability to pay dividends without the bank's permission. Future dividend policies will depend upon Tully's earnings, financial needs and other pertinent factors.


LIMITATIONS ON SHARES AND TRANSFER AGENT


     2,880,600 share of Tully's Common Stock were qualified with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and Regulation A and are not deemed "restricted securities." The remaining 11,433,400 issued and outstanding shares of Common Stock are deemed "restricted shares." None of its shares of Preferred Stock nor any of the shares of Common Stock which may be issued upon conversion of the Preferred Shares or exercise of the Warrants have been registered or otherwise qualified with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. They were offered and sold pursuant to the exemption from registration under Rule 506 of Regulation D promulgated by the United States Securities and Exchange Commission. As "restricted securities" under the Federal securities laws none of these shares are freely transferable. Therefore, neither investment units nor any of the other restricted securities may be sold or otherwise transferred unless they are subsequently registered under Federal and applicable state securities laws or there exists an exemption from the applicable registration requirements with respect to such sale or transfer.


TRANSFER AGENT AND REGISTAR

     Tully's intends to act as its own transfer agent and registrar.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

     As of July 1, 1999, the Company has sold a total of $24,999,125 of "investment units" at a price of $10.00 per unit, payable in cash. Each of the investment units consists of 4 shares of the Company's

Class A Preferred Stock together with a Warrant to purchase two shares of the Company's common stock at an exercise price of $0.33 per share of common stock. The rights, preferences and other features of the preferred shares and the warrants are described in Item 11. The investment units were offered and sold only to accredited investors. The investment units were offered and issued pursuant to Rule 506 of Regulation D. As of July 1, 1999 there were a total of 582 accredited investors that purchased the investment units.


     In addition to the investment units that have been sold, as of July 1, 1999 the Company has received subscriptions for an additional 681,145 investment units, with an aggregate purchase price of $6,811,450. The Company has not yet accepted these subscriptions because as of the date hereof it does not have a sufficient number of authorized shares of Series A Convertible Preferred Stock to issue upon acceptance of the subscriptions. The Company's Board of Directors has proposed certain amendments to the Company's Articles of Incorporation, which amendments include an increase in the number of authorized Series A Convertible Preferred Stock to 17,500,000 shares. When and if the Shareholders ratify and approve the proposed Articles of Amendment, the Company will accept the subscriptions and issue the Preferred Stock and Warrants.



     In June 1998, the Company issued a $2,500,000 convertible note to a director of the Company. The Company incurred interest expense of $222,383 related to the note. The note was converted into 1,000,000 shares of preferred stock on March 28, 1999 (See Note 9 to Consolidated Financial Statements).


ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

GENERAL


     Tully's authorized capital stock consists of 120,000,000 shares of common stock, no par value and 30,000,000 shares of preferred stock. As of July 1, 1999, 14,374,672 shares of common stock were issued and outstanding. As of that same date there were 9,999,650 shares of preferred stock, designated as Series A Convertible Preferred Stock, issued and outstanding which were convertible into 9,999,650 shares of Common Stock. There were also 2,499,913 Warrants outstanding to purchase an additional 4,999,825 shares of Common Stock at a price of $0.33 per share.



     The holders of common stock are entitled to one vote for each share held of record on all maters submitted to a vote of shareholders. There are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of Tully's, subject to preferences that may be applicable to outstanding shares of preferred stock, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.


     Under Washington corporate law, shareholders owning two-thirds of the outstanding shares must approve amendments to Tully's Articles of Incorporation and other major corporate actions, such as adopting a plan of merger, consolidation or exchange involving Tully's or its stock, or the sale of substantially all of Tully's assets other than in the regular course of business.

PREFERRED STOCK


     The Series A Preferred Stock has certain limited dividend rights, is convertible into shares of Tully's common stock, has liquidation preferences over Tully's common stock and has voting rights. In the event of any liquidation or winding up of Tully's, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to the holders of Common Stock and any series of preferred stock ranked junior to the Series A Preferred Stock an amount (the "Liquidation Amount") equal to the original purchase price of the Series A Preferred Stock (aggregating $24,999,125 as of July 1, 1999 then held by such holders, plus all declared but unpaid dividends, and shall thereafter be entitled to participate on an as converted basis with the holders of Common Stock.



     Each share of the Series A Preferred Stock is automatically convertible into one share of Tully's common stock when and if Tully's makes a "Qualified Offering" of its common stock. Qualified Offering is defined as an offering of Tully's common stock in excess of $15 million made pursuant to a registration statement made effective under the Securities Act of 1933, as amended. Each share of Preferred Stock is entitled to cast one vote on all matters submitted to a vote of shareholders, except in connection with the election of Directors, in which case shareholders may cumulate their votes and cast them all for one or more of the director candidates.


REGISTRATION RIGHTS


     The holders of Series A Convertible Preferred Stock have certain rights granted to them to require registration of the common shares received upon conversion of the Preferred Stock. These rights generally allow persons holding the converted common shares to require Tully's to use its best efforts to register the shares for resale under the Securities Act of 1933, as amended and under such state securities laws as may be necessary. These rights include the right to demand ("demand registration rights") that Tully's file a registration statement for the converted shares at the shareholders' option no more than one time following Tully's initial public offering, if any, and thereafter unlimited rights once Tully's is eligible to use a certain form of Securities and Exchange Commission registration statement that is available to issuers who have been filing periodic reports with the Commission (i.e., quarterly, annual and other reports as required of "reporting companies under the Securities Exchange Act of 1934, as amended).


WARRANTS

     The warrants are non-detachable from the Series A Preferred Stock. Each warrant entitles the holder to purchase two shares of Tully's common stock at a price of $0.33 per share purchased. The warrants may be exercised by the holder, in whole or in part, at any time after they are issued. Any warrants outstanding, but unexercised, at the time Tully's commences a Qualified Offering will be cancelled immediately prior to the commencement of such Qualified Offering.


     The Warrants include provisions for "weighted average anti-dilution protection rights" for both the Preferred Stock and the shares of common stock issuable upon any exercise of the warrants. Under these anti-dilution rights, if Tully's were to issue additional stock at less than the conversion price for the Preferred Stock (i.e. $2.50 per share), the conversion price for the Preferred Stock and the exercise price under the warrants ($0.33 per share) would be adjusted so that the new conversion price would be equal to take into account the decreased value of the shares of common stock as represented by the new selling price.

GOVERNING LAW

     Tully's was formed under the Washington Business Corporation Act and its operations are subject to that law and to its Articles of Incorporation and Bylaws. Under Washington law, management of corporate business and affairs is entrusted to a board of directors.

ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     INDEMNIFICATION AND LIMITATION OF DIRECTOR AND OFFICER LIABILITY


     The Articles of Incorporation of Tully's limit the liability of its directors to the maximum extent permitted by Washington law. Washington law provides that the articles of incorporation may contain provisions that eliminate or limit the personal liability of a director to the corporation or its shareholders provided that such provisions do not eliminate or limit the liability of a director for:



- Acts or omissions involving intentional misconduct or a knowing violation of law;



-    Unlawful payments or distributions; or



- Any transaction from which the director will personally receive an improper benefit in money, property, or services.



     The Articles of Incorporation also provide that the Company shall indemnify and advance expenses to the employees and other agents to the fullest extent permitted by law. The bylaws outline the procedures for seeking indemnification and/or seeking advancement of expenses. The bylaws also permit the Company to
(i) secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification; (ii) enter into contracts with any officer, director, employee or other agent to provide indemnification consistent with Washington law; and (iii) create a trust fund, grant a security interest, or use other means (including without limitation a letter of credit) to ensure payment of any indemnification obligation of the Company.



     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification is expected to be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.


     Under applicable Washington law, officers and directors of a corporation have certain fiduciary duties to the corporation and its shareholders, violation of which may be actionable and may entitle shareholders to sue for injunctive remedies and damages. Under the Washington Business Corporations Act, certain significant corporate acts, such as dissolution of a corporation or sale of substantially all of its assets, require approval by holders of two-thirds of the shares entitled to vote on such matters

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     The financial statements required as a part of this Registration Statement are included beginning on the index page F-1 of this Registration Statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     During Tully's Coffee last two fiscal years there were no changes or disagreements with accountants on accounting and financial disclosure of the type required to be disclosed in this item.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

     The financial statements required as a part of this Registration Statement are included beginning on the index page F-1 of this Registration Statement.

EXHIBITS

     The following exhibits required by item 601 of Regulation S-K are attached hereto:


EXHIBIT
NUMBER   DESCRIPTION
 2       Spinelli Coffee Company Acquisition Agreement
 3.1     Articles of Incorporation, as amended(2)
 3.2     Bylaws(1)
 4.1     Tom T. O'Keefe Stock Escrow Agreement
 4.2     Form of Registration Rights Agreement
 4.3     Form of common stock warrant issued in Series A Preferred Stock financing
10.1     Tully's Coffee Corporation Amended and Restated 1994 Stock Option Plan(2)
10.2     Tully's Coffee Corporation 1999 Employee Stock Purchase Plan (2)
10.3     Lease Agreement dated between Tully's and Airport Way Rentals(1)
10.4     Borrowing Agreement between Tully's and SeaFirst Bank(1)
23.1     Consent of PricewaterhouseCoopers LLP
23.2     Consent of Arthur Anderson LLP
27.1     Financial Data Schedule



(1) Incorporated by reference to the Company's Registration Statement on Form 10



(2) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 26, 1999

                           TULLY'S COFFEE CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of PricewaterhouseCoopers LLP, independent accountants ..................   F-2

Consolidated Balance Sheets as of March 28, 1999 and March 29, 1998 ............   F-3

Consolidated Statements of Operations for the years ended March 28, 1999,
March 29, 1998 and March 30, 1997 ..............................................   F-4

Consolidated Statements of Stockholders' Equity for the years ended
March 28, 1999, March 29, 1998 and March 30,  1997 .............................   F-5

Consolidated Statements of Cash Flows for the years ended March 28, 1999,
March 29, 1998 and March 30, 1997 ..............................................   F-6

Notes to Consolidated Financial Statements .....................................   F-7

Consolidated Balance Sheets unaudited) as of June 27, 1999 .....................   F-21


Consolidated Statements of Operations (unaudited) for the thirteen weeks ended
June 27, 1999 and June 28, 1998 ................................................   F-22

Consolidated Statements of Cash Flows (unaudited) for the thirteen weeks ended
June 27, 1999 and June 28, 1998 ................................................   F-23

Notes to Consolidated Financial Statements .....................................   F-24

Spinelli Coffee Company

Report of Arthur Anderson LLP, independent accountants .........................   F-25

Balance Sheet as of February 1, 1998 ...........................................   F-26

Statement of Operations for the year ended February 1, 1998 ....................   F-27

Statement of Changes in Stockholders' Equity for the year ended
  February 1, 1998 .............................................................   F-28

Statement of Cash Flows for the year ended February 1, 1998 ....................   F-29

Notes to Financial Statements ..................................................   F-30


                          REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Tully's Coffee Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Tully's Coffee Corporation and its subsidiary as of March 28, 1999 and March 29, 1998, and the results of their operations and their cash flows for the years ended March 28, 1999, March 29, 1998 and March 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
July 20, 1999

Seattle, Washington

TULLY'S COFFEE CORPORATION
CONSOLIDATED BALANCE SHEETS
MARCH 28, 1999 AND MARCH 29, 1998
--------------------------------------------------------------------------------

                                                                1999          1998
                                                            ------------  ------------
ASSETS
Current assets
  Cash and cash equivalents                                 $ 1,149,160   $    21,566
  Accounts receivable, net of allowance for doubtful
    accounts of $166,236 and $54,218, respectively              695,037       353,030
  Inventories, net                                            1,808,556       617,301
  Prepaid expenses                                               84,197         6,249
                                                            ------------  ------------

     Total current assets                                     3,736,950       998,146

Property and equipment, net                                  10,991,722     6,507,135
Goodwill, net                                                 4,973,370       146,706
Other intangible assets, net                                    760,320       343,079
Other assets                                                    256,657        83,363
                                                            ------------  ------------

     Total assets                                           $20,719,019   $ 8,078,429
                                                            ------------  ------------
                                                            ------------  ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt                         $    27,744   $    33,343
  Bank line of credit                                         6,500,000
  Accounts payable                                            1,808,619     2,092,503
  Accrued liabilities                                         1,199,413       375,385
  Checks drawn in excess of bank balances                             -       113,893
                                                            ------------  ------------

     Total current liabilities                                9,535,776     2,615,124

Bank line of credit                                                   -     4,157,000
Long-term debt, net of current portion                          128,978       103,072
Capital lease obligation                                        192,754       133,873
Deferred lease costs                                            885,232       642,168
                                                            ------------  ------------

     Total liabilities                                       10,742,740     7,651,237
                                                            ------------  ------------

Commitments and contingencies (Note 11)

Stockholders' equity
  Series A Convertible Preferred stock, no par;
     10,000,000 shares authorized 6,217,480 issued
     and outstanding at March 28, 1999, stated value of
     $2.50 and a liquidation preference of $15,543,700       14,351,934             -
  Common stock, no par value; 40,000,000 shares
     authorized; 14,314,000 and 14,265,200 shares issued
     and outstanding                                          7,444,922     7,348,840
  Additional paid-in capital                                 10,489,829     2,839,319
  Accumulated deficit                                       (22,310,406)   (9,760,967)
                                                            ------------  ------------

     Total stockholders' equity                               9,976,279       427,192
                                                            ------------  ------------

       Total liabilities and stockholders' equity           $20,719,019   $ 8,078,429
                                                            ------------  ------------
                                                            ------------  ------------

      The accompanying notes are an integral part of these financial statements.

TULLY'S COFFEE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
MARCH 28, 1999, MARCH 29, 1998 AND MARCH 30, 1997
--------------------------------------------------------------------------------

                                                             1999            1998            1997
Net sales                                                $20,207,183    $ 9,020,314      $ 5,430,003
Cost of goods sold and related occupancy expenses         10,705,398      5,012,058        2,850,176
Selling, general and administrative costs                 12,087,455      6,096,606        3,617,814
Stock option compensation expense                            832,898        564,412          627,017
Depreciation and amortization                              1,669,389        613,970          454,784
                                                        -------------  -------------    -------------

     Operating loss                                        5,087,957      3,266,732        2,119,788
                                                        -------------  -------------    -------------

Other expense (income)
  Interest expense                                           833,838        258,170          174,827
  Miscellaneous expense (income)                             (69,968)                          7,561
  Loan guarantee fee expense                                 728,831        294,669          179,452
                                                        -------------  -------------    -------------

                                                           1,492,701        552,839          361,840
                                                        -------------  -------------    -------------

     Net loss                                            $ 6,580,658    $ 3,819,571      $ 2,481,628
                                                        -------------  -------------    -------------
                                                        -------------  -------------    -------------
Preferred stock dividend/accretion                         5,968,781            -                -
                                                        -------------  -------------    -------------
Net loss applicable to
  common stockholders                                    $12,549,439    $ 3,819,571      $ 2,481,628
                                                        -------------  -------------    -------------
                                                        -------------  -------------    -------------
  Weighted average number of
     common and common equivalent
     shares outstanding                                   14,298,754     13,366,176       12,687,569
                                                        -------------  -------------    -------------
                                                        -------------  -------------    -------------

Basic and diluted net loss per common share              $      0.88    $      0.29      $      0.20
                                                        -------------  -------------    -------------
                                                        -------------  -------------    -------------


      The accompanying notes are an integral part of these financial statements.

TULLY'S COFFEE CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
MARCH 28, 1999, MARCH 29, 1998 AND MARCH 31, 1997
--------------------------------------------------------------------------------

                                                              CONVERTIBLE PREFERRED
                                                                 STOCK AMOUNT                   COMMON STOCK
                                                         ----------------------------- -----------------------------
                                                            SHARES        SERIES A        SHARES          AMOUNT
                                                         -------------- -------------- -------------- --------------
BALANCE, APRIL 1, 1996                                                                    12,416,174   $  3,786,296
Issuance of 113,169 options in exchange
  for loan guarantees
Sale of common stock at $1.75                                                                426,006        745,511
Issuance of common stock in connection with                                                   21,152
  purchases of goods and services                                                                            34,845
Leasehold interests satisfied by majority shareholders
Stock issuance costs                                                                                        (55,922)
Issuance of stock options
Imputed officer compensation
Net loss
                                                         -------------- -------------- -------------- --------------
BALANCE, MARCH 30, 1997                                                                   12,863,332      4,510,730
                                                         -------------- -------------- -------------- --------------
Issuance of 130,964 options in exchange
  for loan guarantees
Sale of common stock at $2.25 per share                                                    1,305,533      2,937,449
Issuance of common stock in connection with                                                   75,000
  purchase agreements                                                                                       168,750
Issuance of common stock in connection with                                                   21,335
  purchases of goods and services                                                                            48,004
Stock issuance costs                                                                                       (316,093)
Issuance of stock options
Imputed officer compensation
Net loss
                                                         -------------- -------------- -------------- --------------
BALANCE, MARCH 29, 1998                                                                   14,265,200      7,348,840
                                                         -------------- -------------- -------------- --------------
Issuance of 323,924 options in exchange
  for loan guarantees
Sale of preferred stock at $2.50 per share                   5,217,480    $13,043,700
Conversion of note into preferred stock                      1,000,000      2,500,000
Issuance of common stock warrants                                          (5,968,781)
Issuance of common stock in connection with
  purchase agreements                                                                         10,000         22,500
Preferred stock dividend/accretion                                          5,968,781
Issuance of common shares in connection with
  purchases of goods and services                                                             38,800         73,582
Stock issuance costs                                                       (1,191,766)
Issuance of stock options
Imputed officer compensation
Net loss
                                                         -------------- -------------- -------------- --------------
BALANCE, MARCH 28, 1999                                      6,217,480    $14,351,934     14,314,000   $  7,444,922
                                                         -------------- -------------- -------------- --------------
                                                         -------------- -------------- -------------- --------------


                                                              NOTES
                                                          RECEIVABLE     ADDITIONAL
                                                             FROM          PAID-IN       ACCUMULATED
                                                         STOCKHOLDERS      CAPITAL         DEFICIT          TOTAL
                                                        -------------- -------------- -------------- --------------
BALANCE, APRIL 1, 1996                                    $    (54,462)  $    960,587   $ (3,459,768)  $  1,232,653
Issuance of 113,169 options in exchange
  for loan guarantees                                                         179,452                       179,452
Sale of common stock at $1.75                                                                               745,511
Issuance of common stock in connection with
  purchases of goods and services                                                                            34,845
Leasehold interests satisfied by majority shareholders          27,644                                       27,644
Stock issuance costs                                                                                        (55,922)
Issuance of stock options                                       26,818        600,199                       627,017
Imputed officer compensation                                                  120,000                       120,000
Net loss                                                                                  (2,481,628)    (2,481,628)
                                                        -------------- -------------- -------------- --------------
BALANCE, MARCH 30, 1997                                                     1,860,238     (5,941,396)       429,572
                                                        -------------- -------------- -------------- --------------
Issuance of 130,964 options in exchange
  for loan guarantees                                                         294,669                       294,669
Sale of common stock at $2.25 per share                                                                   2,937,449
Issuance of common stock in connection with
  purchase agreements                                                                                       168,750
Issuance of common stock in connection with
  purchases of goods and services                                                                            48,004
Stock issuance costs                                                                                       (316,093)
Issuance of stock options                                                     564,412                       564,412
Imputed officer compensation                                                  120,000                       120,000
Net loss                                                                                  (3,819,571)    (3,819,571)
                                                        -------------- -------------- -------------- --------------
BALANCE, MARCH 29, 1998                                                     2,839,319     (9,760,967)       427,192
                                                        -------------- -------------- -------------- --------------
Issuance of 323,924 options in exchange
  for loan guarantees                                                         728,831                       728,831
Sale of preferred stock at $2.50 per share                                                               13,043,700
Conversion of note into preferred stock                                                                   2,500,000
Issuance of common stock warrants                                           5,968,781              -
Issuance of common stock in connection with
  purchase agreements                                                                                        22,500
Preferred stock dividend/accretion                                                        (5,968,781)             -
Issuance common shares in in connection with
  purchases of goods and services                                                                            73,582
Stock issuance costs                                                                                     (1,191,766)
Issuance of stock options                                                     832,898                       832,898
Imputed officer compensation                                                  120,000                       120,000
Net loss                                                                                  (6,580,658)    (6,580,658)
                                                        -------------- -------------- -------------- --------------
BALANCE, MARCH 28, 1999                                   $          -   $ 10,489,829   $(22,310,406)  $  9,976,279
                                                        -------------- -------------- -------------- --------------
                                                        -------------- -------------- -------------- --------------


      The accompanying notes are an integral part of these financial statements.

TULLY'S COFFEE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
MARCH 28, 1999, MARCH 29, 1998 AND MARCH 30, 1997
--------------------------------------------------------------------------------


                                                                     1999               1998                1997
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                     $    (6,580,658)  $    (3,819,571)    $    (2,481,628)
  Adjustments to reconcile net loss to net cash used by
    operating activities
      Depreciation and amortization                                  1,669,389           613,970             454,784
      Stock option expense                                             832,898           564,412             627,017
      Provision for doubtful accounts                                  112,018            54,218
      Stock issued in exchange for services                             96,082            48,004              34,845
      Loan guarantee fee expense                                       728,831           294,669             179,452
      Deferred lease costs                                             243,065           336,486              80,831
      Imputed officer compensation                                     120,000           120,000             120,000
      Loss on sale of property                                          24,215                                 7,561
      Changes in assets and liabilities
         Accounts receivable                                          (290,430)         (307,709)            (41,436)
         Inventories                                                  (225,840)         (301,822)           (122,368)
         Prepaid expenses and other assets                             (78,669)            5,272              17,445
         Accounts payable                                             (888,542)          983,052             (82,225)
         Accrued liabilities                                           487,014           184,219              15,027
                                                               ----------------  ----------------    ----------------

            Net cash used in operating activities                   (3,750,627)       (1,224,800)         (1,190,695)
                                                               ----------------  ----------------    ----------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment                               (4,097,609)       (3,142,153)         (1,338,044)
  Proceeds from sale of property and equipment                               -                               323,040
  Purchase of Spinelli Coffee Company, net of
    cash acquired                                                   (6,916,184)
  Additions to intangible assets                                       (40,745)         (170,600)            (37,579)
                                                               ----------------  ----------------    ----------------

            Net cash used in investing activities                  (11,054,538)       (3,312,753)         (1,052,583)
                                                               ----------------  ----------------    ----------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under bank line of credit                               2,343,000         3,642,000           2,313,277
  Repayment of bank line of credit                                           -        (1,985,000)           (710,000)
  Payments on notes payable                                           (648,282)           77,453             (34,669)
  Advance to stockholder                                                                                     (42,356)
  Proceeds from the issuance of convertible note                     2,500,000
  Proceeds from issuance of common stock                                               2,937,449             745,511
  Proceeds from issuance of preferred stock                         13,043,700
  Stock issuance costs                                              (1,191,766)         (316,093)            (55,922)
  Checks drawn in excess of bank balances                             (113,893)          113,893
                                                               ----------------  ----------------    ----------------

            Net cash provided by financing activities               15,932,759         4,469,702           2,215,841
                                                               ----------------  ----------------    ----------------

Net increase (decrease) in cash and cash equivalents                 1,127,594           (67,851)            (27,437)

Cash and cash equivalents
  Beginning of period                                                   21,566            89,417             116,854
                                                               ----------------  ----------------    ----------------

  End of period                                                $     1,149,160            21,566     $        89,417
                                                               ----------------  ----------------    ----------------
                                                               ----------------  ----------------    ----------------

                         SUPPLEMENTAL CASH FLOW INFORMATION

  Cash paid during the period for interest                     $       258,171   $       220,929     $       139,436
                                                               ----------------  ----------------    ----------------
                                                               ----------------  ----------------    ----------------
  Noncash investing and financing activity
    Accounts Payable to purchase equipment                     $       132,000   $       703,227     $
                                                               ----------------  ----------------    ----------------
                                                               ----------------  ----------------    ----------------

    Notes issued to purchase equipment                         $        91,325   $        50,402     $        20,097
                                                               ----------------  ----------------    ----------------
                                                               ----------------  ----------------    ----------------

    Note payable converted into preferred stock                $     2,500,000                 -                   -
                                                               ----------------  ----------------    ----------------
                                                               ----------------  ----------------    ----------------
    Common stock issued to purchase equipment, leasehold
      improvements                                             $              -   $       168,750     $            -
                                                               ----------------  ----------------    ----------------
                                                               ----------------  ----------------    ----------------
    Leasehold interests satisfied by majority shareholder in
      settlement of amounts due Company from shareholder       $             -   $                   $        70,000
                                                               ----------------  ----------------    ----------------
                                                               ----------------  ----------------    ----------------
Deemed preferred stock dividend on preferred stock
  issuance as a result of beneficial conversion feature of
  attached common stock warrants                               $     5,968,781                 -                   -
                                                               ----------------  ----------------    ----------------
                                                               ----------------  ----------------    ----------------



      The accompanying notes are an integral part of these financial statements.

TULLY'S COFFEE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 28, 1999, MARCH 29, 1998 AND MARCH 30, 1997
--------------------------------------------------------------------------------


1.   THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

     THE COMPANY AND NATURE OF OPERATIONS
     Tully's Coffee Corporation, (the "Company") was formed in 1992 for the purpose of developing and operating retail specialty coffee shops. The Company sells high quality, premium roasted whole bean coffees, rich brewed coffees, Italian-style espresso and cold beverages, baked goods and pastries along with coffee-related hardware and supplies. In addition to its retail operations, the Company sells roasted coffee to wholesale accounts. Wholesale operations represent approximately 8% of revenue. The Company's fiscal years end on the Sunday closest to March 31.


     Through licenses and one joint venture, the Company operates 16 stores internationally. The Company entered into a joint venture to operate three stores in Japan during 1999. The Company made a $82,500 capital contribution in exchange for a 12% interest in this venture and its share of losses for 1999 is approximately $12,000.


     As of March 28, 1999, the Company operated 59 retail stores in the Seattle and San Francisco metropolitan areas.

     CONSOLIDATION
     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation.

     USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS
     Cash equivalents represent short-term investments consisting of money market funds. The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company places its cash and cash equivalents with one financial institution.

     INVENTORIES
     Inventories are stated at the lower of cost (on the first-in, first-out basis) or market.

     PROPERTY AND EQUIPMENT
     Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation of property and equipment, which includes amortization of assets under capital leases, is provided on the straight-line method over estimated useful lives, generally ranging from three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease life, generally three to fifteen years. The cost of property held under capital lease is equal to the lower of the net present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Expenditures for additions and betterments are capitalized and expenditures for repairs and maintenance are charged to expense as incurred. The cost and accumulated depreciation of assets sold or retired are removed from the accounts, and the related gains and losses are included in the results of operations.

TULLY'S COFFEE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 28, 1999, MARCH 29, 1998 AND MARCH 30, 1997
--------------------------------------------------------------------------------


     When facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability is performed by comparing the carrying value of the asset to projected undiscounted future cash flows. Upon indication that the carrying value of such assets may not be recoverable, the Company recognizes an impairment loss based on discounted cash flow by a charge against current operations.

     INTANGIBLE ASSETS


     Intangible assets include leasehold interests (see Note 10), trademark and logo design costs, covenants not to compete, goodwill and other assets. Amortization of leasehold interests is provided over the life of the lease, including options to renew. Goodwill is amortized on the straight-line method over 15 years. Other intangible assets are amortized on the straight-line method over 5 to 15 years.


     Costs in excess of net assets acquired "Goodwill" is amortized on a straight-line basis over the expected periods to be benefited. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

     CASH MANAGEMENT
     Checks issued but not presented for payment to the bank are reflected as "Checks drawn in excess of bank balances" in the accompanying financial statements.

     REVENUE RECOGNITION
     Revenue is recognized at the time of the sale or upon delivery of the products.

     STORE PRE-OPENING COSTS
     Costs incurred in connection with start-up and promotion of new store openings are expensed as incurred.

     ADVERTISING COSTS
     Costs incurred for advertising and promotions are expensed when incurred and totaled $433,990, $234,640 and $56,499 during 1999, 1998 and 1997 respectively.

     RENT EXPENSE
     Certain lease agreements provide for scheduled rent increases during the lease terms or for rental payments commencing on a date other than the date of initial occupancy. Rent expense is recorded on a straight-line basis over the respective terms of the leases.

     INCOME TAXES
     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

TULLY'S COFFEE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 28, 1999, MARCH 29, 1998 AND MARCH 30, 1997
--------------------------------------------------------------------------------


         OFFICER COMPENSATION
         In accordance with Staff Accounting Bulletin (SAB) 5T added by SAB 79 "Accounting for Expenses on liabilities paid by principal stockholder", the Company records an amount in the financial statements for compensation expense for its President who draws no salary. The Company recognized as compensation expense $120,000 in 1999, 1998 and 1997 and corresponding increases to additional paid-in capital have been recorded.

         FAIR VALUE OF FINANCIAL INSTRUMENTS
         The carrying amount of cash and cash equivalents and other current assets and liabilities, such as accounts payable, accrued liabilities and accounts receivable as presented in the consolidated financial statements approximates fair value based on the short-term nature of these instruments. The Company believes the carrying amounts of the Company's notes payable, line of credit and long-term debt approximate fair value because the interest rates are subject to change with, or approximate, market interest rates.

         STOCK-BASED COMPENSATION
         The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation". The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

         NET LOSS PER SHARE
         Statement of Financial Accounting Standards No.128 "Earnings per Share" (SFAS 128) was issued in February 1997. This pronouncement modified the calculation and disclosure of loss per share. All periods presented have been prepared under the provisions of SFAS
         128. Under these provisions, basic loss per share is calculated as loss available to the common stockholder divided by the weighted-average number of common shares outstanding during the period. Diluted loss per share is based on the weighted-average number of shares of common stock and common stock equivalents outstanding during the periods, including options and warrants computed using the treasury stock method. Common stock equivalent shares are excluded from the calculation of diluted loss per share if their effect is antidilutive. The Company had a net loss for all periods presented herein; therefore none of the options, warrants and convertible preferred stock outstanding during each of the periods presented were included in the computation of diluted loss per share as they were antidilutive. Such instruments convertible into a total of 10,929,862, 2,000,894 and 1,418,629 shares of common stock were excluded from the calculations of diluted loss per share for the years ended March 28, 1999, March 29, 1998 and March 30, 1997, respectively.

         RECLASSIFICATIONS
         Reclassifications of prior year balances have been made to conform to the current year classifications.

         NEW ACCOUNTING STANDARDS
         In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." This pronouncement will require Tully's to recognize certain derivatives on its balance sheet at fair value. Changes in the fair values of derivatives that qualify as cash flow hedges will be recognized in comprehensive income until the hedged item is recognized in earnings. Tully's expects that this new standard will not have a significant effect on its results of operations. SFAS 133 was amended by SFAS 137, deferring the effective date to fiscal years beginning after June 15, 2000.

2.       ACQUISITIONS

         On June 26, 1998, the Company acquired all the outstanding shares of Spinelli Coffee Company for a total purchase price of $8.4 million. Spinelli Coffee Company had 11 Company-operated stores, 3 licensed stores, both a roasting and warehouse facility in the San Francisco Bay area as well as 8 licensed stores in Asia. The acquisition has been accounted for under the purchase method of accounting in fiscal 1999. The purchase price has been allocated to the assets acquired and liabilities assumed based on management's estimates, arms-length negotiations with the sellers and in certain cases,

TULLY'S COFFEE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 28, 1999, MARCH 29, 1998 AND MARCH 30, 1997
--------------------------------------------------------------------------------


         independent appraisals of asset fair values. The residual of approximately $5.1 million was recorded as "Goodwill" and is being amortized on a straight-line basis over 15 years. The results of operations of the acquired companies have been included in consolidated results of operations of the Company from the date of the acquisition.

         The purchase price of $8.4 million consists of $6.7 million paid to the seller, $221,243 of acquisition expense and the assumption of $1,446,356 in liabilities of the seller.


         The categories of assets acquired and obligations assumed, at the date of the acquisition is as follows:


     Assets acquired
         Cash                                           $     5,059
         Accounts receivable                                163,595
         Inventories                                        965,415
         Prepaid and other current assets                    41,172
         Goodwill and other intangible assets             5,522,928
         Property and equipment                           1,538,027
         Other assets                                       131,403
                                                        ------------
              Total assets                              $ 8,367,599
                                                        ------------
                                                        ------------
     Liabilities assumed
         Current liabilities                            $  (520,478)
         Other liabilities                                 (925,878)
                                                        ------------
                                                        $(1,446,356)
                                                        ------------
                                                        ------------

         The company incurred costs associated with the acquisition during 1999 of $221,243, primarily for professional fees and direct costs. Such costs were capitalized as part of the purchase price.

         The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the acquired entity had been acquired as of the beginning of the period presented, including the impact of certain adjustments:

                                                           UNAUDITED
                                                  ----------------------------
                                                  YEAR ENDED        YEAR ENDED
                                                  MARCH 29,         MARCH 28,
                                                     1998              1999
                                                  ----------       -----------
                                                     (IN THOUSANDS, EXCEPT
                                                       FOR PER SHARE DATA)
         Net sales                                $   15,789       $   22,180
                                                  ----------       -----------
                                                  ----------       -----------

         Net loss                                 $    4,695       $     6,663
                                                  ----------       -----------
                                                  ----------       -----------

         Preferred stock dividend/accretion       $        -       $    5,970
                                                  ----------       -----------

         Net loss used in calculating loss
         per common share                         $    4,695       $   12,633
                                                  ----------       -----------
                                                  ----------       -----------

         Basic and diluted net loss per
           common share                           $     0.35       $     0.88
                                                  ----------       -----------
                                                  ----------       -----------

         The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the years presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

TULLY'S COFFEE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 28, 1999, MARCH 29, 1998 AND MARCH 30, 1997
--------------------------------------------------------------------------------

3.       ALLOWANCE FOR DOUBTFUL ACCOUNTS

         BALANCE AT MARCH 31, 1996                    $     -
            Additions charged to costs and expenses       8,718
            Deductions                                   (8,718)
                                                      ---------
         BALANCE AT MARCH 30, 1997                    $     -
            Additions charged to costs and expenses      54,218
            Deductions                                      -
                                                      ---------
         BALANCE AT MARCH 29, 1998                    $  54,218
            Additions charged to costs and expenses     144,689
            Deductions                                  (32,671)
                                                      ---------
         BALANCE AT MARCH 28, 1999                    $ 166,236
                                                      ---------
                                                      ---------


4.       INVENTORY

         Inventories consist of the following:

                                                       1999        1998
         Coffee
          Unroasted                                $  696,281  $   72,030
          Roasted                                     114,847      55,098
         Other goods held for sale                    547,064     402,214
         Packaging and other supplies                 450,364     102,050
                                                   ----------  ----------

                                                    1,808,556     631,392

         Reserve for obsolete inventory                     -     (14,091)
                                                   ----------  ----------
                                                   $1,808,556  $  617,301
                                                   ----------  ----------

5.       PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:

                                                      1999           1998
         Facility under capital lease             $    87,634   $    87,634
         Machinery and equipment                    4,180,325     2,238,758
         Leasehold improvements                     8,055,382     4,583,789
         Office equipment, furniture and fixtures   1,214,774       839,516
         Software                                     127,823        80,322
                                                  -----------   -----------

                                                   13,665,938     7,830,019

         Less: Accumulated depreciation and
          amortization                             (2,674,216)   (1,322,884)
                                                  -----------   -----------
                                                  $10,991,722   $ 6,507,135
                                                  -----------   -----------

         Accumulated depreciation related to assets held under capital leases included in the above balance as of March 28, 1999 and March 29, 1998 was $26,267 and $23,046, respectively.

TULLY'S COFFEE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 28, 1999, MARCH 29, 1998 AND MARCH 30, 1997
--------------------------------------------------------------------------------


6.       INTANGIBLE ASSETS

         Other intangible assets consist of the following:

                                                  1999          1998
         Goodwill                              $5,297,422   $   202,458
         Leasehold interests                      397,848             -
         Lease Commissions                        134,849       118,090
         Trademark and logo design costs          241,199       212,098
         Covenants not to complete                 85,000        60,000
         Other                                     23,560        23,560
                                              -----------   -----------
                                                6,179,878       616,206

         Less: Accumulated amortization          (446,188)     (126,421)
                                              -----------   -----------
                                               $5,733,690    $  489,785
                                              -----------   -----------
                                              -----------   -----------

7.       INCOME TAXES

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The significant components of deferred tax assets and liabilities are as follows:

                                                    1999       1998
         Deferred tax assets:
           Net operating loss carryforwards     $ 4,481,000  $ 2,421,000
           Stock options                            944,000      671,000
           Goodwill                                 229,000           -
           Allowance for doubtful accounts           60,000       18,000
           Accrued vacation                          41,000       20,000
           Other                                     41,000           -
                                                -----------  -----------
         Total deferred tax assets                5,796,000    3,130,000
                                                -----------  -----------
         Deferred tax liabilities:
           Depreciation and amortization           (249,000)     (33,000)
                                                -----------  -----------
         Total deferred tax liabilities            (249,000)     (33,000)
                                                -----------  -----------

         Total deferred tax assets                5,547,000    3,097,000

         Less: Valuation allowance               (5,547,000)  (3,097,000)
                                                -----------  -----------
         Net deferred tax assets                $        -   $        -
                                                -----------  -----------
                                                -----------  -----------

         At March 28, 1999, the Company had accumulated tax net operating loss carryforwards of approximately $12,600,000 which expire through 2019.

         The Company's ability to use its net operating losses to offset future income could be subject to restrictions enacted in the United States Internal Revenue Code of 1986 as amended. These restrictions limit future use of net operating loss and credit carryfowards if certain stock ownership changes occur.

         A reconciliation of the statutory Federal income tax rate with the Company's effective income tax rate is as follows:

                                                      1999     1998     1997
                                                     ------   ------   ------
         Federal statutory rate                      (34.0%)  (34.0%)  (34.0%)
         State income taxes, net of Federal benefit   (1.6)      --       --
         Change in tax rate                           (2.0)      --       --
         Other                                         1.3      1.75     1.9
         Valuation allowance                          36.3     32.25    32.1
                                                     ------   ------   ------
                                                        --%      --%      --%
                                                     ------   ------   ------

8.       ACCRUED LIABILITIES

         Accrued liabilities consist of the following:

                                                 1999            1998
         Commissions payable                  $   410,085          -
         Employee wages and taxes                 589,420   $   285,474
         Other                                    199,908        89,911
                                              -----------   -----------
                                              $ 1,199,413   $   375,385

9.       BANK LINE OF CREDIT AND LONG-TERM DEBT:

         At March 28, 1999, the Company had $6,500,000 outstanding under a $6,500,000 bank line of credit expiring March 31, 2000. Interest is charged at the prime lending rate plus 1/2% (8.25% at March 28, 1999). The line is collateralized by all of the Company's assets, and is guaranteed by the CEO and a board member in return for a guarantee fee of 1.0% of the line's monthly average balance. In 1999, 1998 and 1997, in exchange for the guarantee, the Company issued stock options for 323,924, 130,964 and 113,169 shares of common stock with an estimated fair market value of $728,828, $294,669 and $179,452 to the guarantors, respectively.

         The line of credit agreement contains certain covenants and restrictions requiring, among other things, a minimum level of tangible net worth, limitations on capital expenditures and certain other restrictions. The Company is in compliance with these provisions at March 28, 1999.

         In June 1998, the Company amended its bank line of credit agreement, which reduced the amount available under the line to $6,500,000 through March 1999 and $6,000,000 through the term of the agreement.

         On April 1, 1999, the Company paid $500,000 on the line of credit.

         In June 1998, the company issued a convertible note to a shareholder in the amount of $2,500,000. The note accrues interest at a rate of 12% per annum and matures on June 30, 2003. The note and any accrued interest is convertible at any time into Series A Preferred Stock at a conversion rate of $10.00 for four shares of the stock plus warrants to purchase two shares of common stock at a price of $0.33 per share. The note was converted on March 28, 1999 into 1,000,000 shares of Series
         A Preferred Stock.

TULLY'S COFFEE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 28, 1999, MARCH 29, 1998 AND MARCH 30, 1997
--------------------------------------------------------------------------------


         Long-term debt consists of the following:

                                                                 1999           1998
         Note payable in monthly installments of $2,420,        $   133,612       -
          including interest at 10.25%, through June 2004,
          collateralized by equipment

         Note payable in monthly installments of $542,
          including interest at 10.9%, through January 2001,
          collateralized by equipment                                10,313   $   15,366

         Note payable in monthly payments of $442,
          including interest at 10.9%, through January 1999,
          collateralized by equipment                                    -         3,797

         Note payable in monthly installments of $501,
          including interest at 4.8%, through June 2000,
          collateralized by equipment                                12,797       18,090

         Note payable in monthly installments of $2,000,
          including interest at 9.5%, through January 2000,
          repaid in fiscal 1999                                          -        99,162
                                                                -----------   ----------
                                                                    156,722      136,415

         Less: Current portion                                      (27,744)     (33,343)
                                                                -----------   ----------
                                                                $   128,978   $  103,072
                                                                -----------   ----------

         Future principal payments on long-term debt are as follows:

         FISCAL YEAR

             2000                                                              $   27,744
             2001                                                                  27,759
             2002                                                                  21,216
             2003                                                                  21,844
             Thereafter                                                            58,159
                                                                               ----------
                                                                               $  156,722
                                                                               ----------

10.      RELATED PARTY TRANSACTIONS

         A company controlled by the majority stockholder of the Company provides development services to the Company. The Company incurred costs of $70,000, $48,500 and $50,000 related to services provided by this company during 1999, 1998 and 1997.

TULLY'S COFFEE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 28, 1999, MARCH 29, 1998 AND MARCH 30, 1997
--------------------------------------------------------------------------------


         A director of the Company provides legal services to the Company. During 1999, 1998 and 1997, the Company incurred costs of $137,683 $64,950 and $13,760, respectively, related to services performed by the director, (of which $0, $10,614 and $1,527 was payable at March 28, 1999, March 29, 1998 and March 30, 1997, respectively).

         During 1997, the Company entered into certain purchase agreements with third parties to assume leases for certain locations and purchase certain assets such as equipment and leaseholds. In settlement of amounts owed to the Company by the majority shareholder, 40,000 shares of common stock valued at $1.75 per share were issued by the majority shareholder, rather than the Company, to the lessees. The estimated fair value of the stock at the transaction dates ($70,000) has been recorded as leasehold interests.

         In June 1998, the Company issued a $2,500,000 convertible note to a director of the Company. The Company incurred interest expense of $223,383 related to the note. The note was converted into 1,000,000 shares of preferred stock on March 28, 1999. (See Note 9).


         A company owned by a director of the Company leases space for three retail stores to the Company. Rental expense for 1999, 1998 and 1997 was $221,016, $136,285 and $0, respectively.


         Certain stockholders provide a guarantee on the Company's line of credit (See Note 9).

11.      COMMITMENTS


         LEASE COMMITMENTS
         The Company leases retail and office space under operating leases which expire through 2016. The leases provide for minimum annual payments, contingent rentals based upon gross sales and, in certain cases, escalation clauses and options to renew leases. Rental expense is recorded on a straight-line basis over the respective terms of the leases. Rental expense under these leases was $1,830,332, $960,455 and $542,674 for 1999, 1998 and 1997,
         respectively. Contingent rental expense was $140,612, $88,197 and $23,414 for 1999, 1998 and 1997, respectively. The majority shareholder has guaranteed performance under one of the Company operating leases.


         In connection with certain leases, lessors granted tenant improvement allowances. These amounts, included in the financial statements under the caption deferred lease costs, are amortized into income on a straight-line basis over the life of the related lease. Also recorded in deferred lease costs is the excess of rental expense computed on a straight-line basis over the actual rent payments required by the terms of the Company's leases.

         The Company has subleased certain space through 2003. Sublease income is $40,596 in 2000 and 2001 and $21,548 and $3,000 in 2002 and
         2003, respectively.

TULLY'S COFFEE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 28, 1999, MARCH 29, 1998 AND MARCH 30, 1997
--------------------------------------------------------------------------------


         Minimum future rental payments under noncancelable operating leases as of March 28, 1999 are summarized as follows:

          FISCAL YEAR
             2000                                             $ 2,393,994
             2001                                               2,235,341
             2002                                               2,005,665
             2003                                               1,721,888
             2004                                               1,346,593
             Thereafter                                         3,640,424
                                                              -----------
              Total                                           $13,343,905
                                                              -----------
                                                              -----------

         Minimum future rental payments under capital leases as of March 28, 1999 are summarized as follows:


             2000                                              $   60,760
             2001                                                  57,474
             2002                                                  45,500
             2003                                                  42,165
             2004                                                  33,334
             Thereafter                                           221,712
                                                               ----------
         Total minimum lease payment                              460,945
         Less: Amount representing interest                      (268,191)
                                                               ----------

         Present value of net minimum lease payments
           under capital lease                                 $  192,754
                                                               ----------
                                                               ----------


         PURCHASE COMMITMENTS
         During 1998, the Company entered into certain purchase agreements with third parties to assume leases for certain locations and purchase certain assets such as equipment and leasehold improvements and obtain non-compete agreements from the sellers. In the aggregate, the Company paid $86,200 in cash, issued a $108,456 note payable due in equal payments over 45 months, and issued 75,000 shares of common stock, valued at $2.25 per share, to the sellers in connection with the purchase agreements.

         As of July 20, 1999, the Company had fixed price inventory purchase commitments for green coffee totaling approximately $1.2 million. The Company believes, based on relationships

TULLY'S COFFEE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 28, 1999, MARCH 29, 1998 AND MARCH 30, 1997
--------------------------------------------------------------------------------


     established with its suppliers in the past, that the risk of loss on non-delivery on such purchase commitments is remote. Such contracts are generally short-term in nature and the Company believes that their cost approximates fair market value.

     The Company entered into a sponsorship agreement, effective February 5, 1999 through 2003, which provides for certain advertising and marketing rights in exchange for an annual fee. The annual fee is $241,500 for 1999, $476,000 for 2000 and increases by the rate of 3% per year thereafter.

     CONTINGENCIES
     In the ordinary course of its business, the Company may become involved in legal proceedings from time to time. As of July 20, 1999, the Company was not aware of any pending legal proceedings which in the opinion of management would adversely affect operations, or cash flow.

12.  STORE OPERATIONS

     Between March 28, 1999 and July 20, 1999, the Company opened 3 new stores and entered into lease agreements for these additional stores. The lease terms are commensurate with the Company's existing lease agreements.

13.  STOCK OPTIONS


     The Company has a stock option plan (the "Plan") which allows for the granting of incentive stock options and non-qualified stock options. The number of shares of common stock of the Company reserved for issue upon the exercise of options granted under the Plan cannot exceed 5% of the issued and outstanding shares of the Company. Grants, terms and vesting provisions are determined by the Board of Directors. The options vest pro rata over five years beginning with the employee's hire date and remain exercisable for a period not to exceed seven years from the date of grant. During 1999, 1998 and 1997, 359,000, 200,451 and 201,948
     options, respectively, were granted at exercise prices of $1.78 and $2.25, $1.75 and $1.50, respectively, per share (the estimated fair value at the grant date) pursuant to the plan.



     During 1999, 1998, and 1997, options to purchase 283,000, 240,350 and
     352,786 shares, respectively, of common stock owned by the majority stockholder at an exercise price of $.01 per share were granted to certain key employees by the stockholder. The options were issued from the majority stockholder's shares rather than newly issued shares of the Company to avoid diluting the other stockholders. These options, all of which were outstanding and fully vested as of March 28, 1999, are exercisable indefinitely. Although the options were not granted by the Company, generally accepted accounting principle requires that the Company record an expense related to these grants. In 1999 and 1998, the Company recorded an increase to additional paid-in capital and a non-cash charge to compensation expense of $701,256 and $540,787, respectively. In 1997, the Company recorded an increase to additional paid-in capital of $572,074, a decrease to stockholder receivable of $26,818 and a non-cash charge to compensation expense of $598,892. The amount of expense recorded represents the difference between the estimated fair value of the underlying shares on the grant dates and the exercise price.

TULLY'S COFFEE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 28, 1999, MARCH 29, 1998 AND MARCH 30, 1997
--------------------------------------------------------------------------------

     The Company granted fully vested options to its directors as compensation for attending Board of Director meetings, and to certain outside contractors. Non-cash charges of $70,416, $23,625 and $28,125 were recorded in 1999, 1998 and 1997 related to these options for 33,500, 10,500 and 17,500 shares, respectively.

     In addition, in exchange for a guarantee on its line of credit, the Company issued stock options for 323,924, 130,964 and 113,169 shares of common stock in 1999, 1998 and 1997 respectively (see Note 9).

     Subsequent to March 28, 1999, options to purchase 6,500 shares of common stock at an exercise price of $0.01 per share were granted to certain employees and non-employees in connection with the Plan.

TULLY'S COFFEE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 28, 1999, MARCH 29, 1998 AND MARCH 30, 1997
--------------------------------------------------------------------------------


     Stock option activity including amounts granted by the majority shareholder, under all plans for 1999 and 1998 is summarized as follows:

                                                   OUTSTANDING STOCK OPTIONS

                                                                  WEIGHTED
                                                   NUMBER OF       AVERAGE
                                                    SHARES      EXERCISE PRICE
                                                 -------------  --------------
     Balance, April 1, 1996                          733,226        $.025
       Granted                                       685,403         .449
                                                 -------------    ---------

     Balance, March 30, 1997                       1,418,629        0.230
       Granted                                       582,265        0.610
                                                 -------------    ---------

     Balance, March 29, 1998                       2,000,894        0.340
       Granted                                     1,132,632        0.720
       Forfeited                                     (49,885)       0.010
                                                 -------------    ---------
     Balance, March 28, 1999                       3,083,641        0.485
                                                 -------------    ---------
                                                 -------------    ---------


                                                     1999                            1998                        1997
                                          ----------------------------     --------------------------    --------------------------
                                                         WEIGHTED                       WEIGHTED                     WEIGHTED
                                            SHARES        AVERAGE           SHARES       AVERAGE          SHARES      AVERAGE
                                          ----------    ----------         --------    ------------      --------    -----------
                                                        FAIR VALUE                      FAIR VALUE                   FAIR VALUE
Weighted average fair value of options
granted during the year whose exercise
price was less than the fair value of the
stock on the date of grant                   929,188        $2.01           381,814           $2.24       483,455          $1.67

Weighted average fair value of options
granted during the year whose exercise
price was equal to the fair value of the
stock on the date of grant                   203,444        $0.89           200,451           $0.41       201,948          $0.51
                                           ---------                        -------                       -------
                                           1,132,632         ---            582,265                       685,403
                                           ---------                        -------                       -------
                                           ---------                        -------                       -------


     In 1999, 1998 and 1997, the majority shareholder granted options to purchase 283,000, 240,350, and 243,863 shares of his common stock, respectively. These shares are presented as outstanding in the tables above.

TULLY'S COFFEE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 28, 1999, MARCH 29, 1998 AND MARCH 30, 1997
--------------------------------------------------------------------------------


     The following table summarizes information about fixed-price options outstanding at March 28, 1999:

                           OPTIONS OUTSTANDING                      OPTIONS EXERCISEABLE
                ----------------------------------------------   --------------------------
                                WEIGHTED-    WEIGHTED-AVERAGE                     WEIGHTED-
    RANGE OF                     AVERAGE         REMAINING                         AVERAGE
    EXERCISE        NUMBER       EXERCISE      CONTRACTUAL           NUMBER       EXERCISE
     PRICES      OUTSTANDING      PRICE            LIFE            EXERCISABLE      PRICE
   ----------   ------------  ------------  ------------------   -------------  -----------
                                                 (YEARS)
     $0.0033      300,000       $0.0033             4                300,000      $0.0033
      0.01      1,986,605        0.01               7.7            1,778,804       0.01
      0.33         41,078        0.33               5                 42,432       0.33
      1.50        201,948        1.50               7                121,169       1.50
  $1.75 -2.25     554,010        1.90               9.1              236,742      $1.80
               ----------                                          ---------
                3,083,641                                          2,479,147
               ----------                                          ---------
               ----------                                          ---------

     The following table presents net loss for 1999, 1998 and 1997, as if the Company accounted for compensation expense related to stock options under the fair value method prescribed by SFAS 123:

                                                      YEARS  ENDED
                                     ------------------------------------------------
                                      MARCH 28,1999   MARCH 29,1998    MARCH 31, 1997
                                     --------------   -------------    --------------
Net loss-as reported                 $ (6,580,658)    $ (3,819,571)    $ (2,481,628)
Net loss-pro forma                     (6,696,739)    $ (3,860,160)    $ (2,503,129)
Basic and diluted loss per
 common share
  As reported                               (0.88)           (0.29)           (0.20)
  Pro forma                                $(0.89)          $(0.29)          $(0.20)


         The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in 1999, 1998 and 1997:


                                                      YEARS  ENDED
                                     -----------------------------------------------
                                      MARCH 28,1999   MARCH 29,1998   MARCH 30, 1997
                                     --------------   -------------   --------------
Risk free interest rate               4.17% to 5.72%  4.55% to 6.05%  4.84% to 6.07%
Expected lives                          5-10 years       5-7 years       5-7 years


     As of March 28, 1999, March 29, 1998 and March 31, 1997 options for 2,479,147, 1,659,112 and 1,237,208 shares respectively, were exercisable.

14.  STOCKHOLDERS' EQUITY

TULLY'S COFFEE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 28, 1999, MARCH 29, 1998 AND MARCH 30, 1997
--------------------------------------------------------------------------------


     PREFERRED STOCK

     In June 1998, the Company offered 2,000,000 Investment Units in a Regulation D offering. Each unit consists of 4 shares of the Company's Series A Preferred Stock and a Warrant to purchase two shares of the Company's Common Stock at an exercise price of $0.33 per share. The warrants have a ten year life. The per share offering price was $2.50. The Series A Preferred Stock is convertible into one share each of common stock, has preference over common stock upon liquidation of the Company, and the right to participate in any dividend payable on the common stock. The Preferred Stock also has voting rights. Each share of Preferred Stock is automatically convertible into one share of the Company's common stock if the Company makes a 'Qualified Offering' of its common stock. A Qualified Offering is defined as an offering of the Company's common stock in excess of $15 million made pursuant to a registration statement filed under the Securities Act of 1933. As of March 28, 1999, the Company had, as a result of selling 1,304,370 units and converting a note to 250,000 units, issued 6,217,480 shares of Series A Preferred Stock.


     As of July 20, 1999, the offering is oversubscribed by 748,495 units, with an aggregate purchase price of $7,484,950. The Company has not yet accepted these subscriptions because as of this date does not have a sufficient number of authorized shares of Class A Preferred Stock to issue upon acceptance of the subscriptions. The Company's Board of Directors has proposed certain amendments to the Company's Articles of Incorporation which include an increase in the number of authorized Class A Preferred Shares to 17,500,000. When and if the shareholders ratify and approve the proposed amended Articles, the Company will accept the subscriptions and issue the Preferred Shares and Warrants.


     COMMON STOCK
     During 1997, the Company issued 426,006 shares of common stock in a Regulation D securities offering. Proceeds of the offering were $745,511. In 1998, in a Regulation A offering, the Company issued 1,305,533 shares of common stock for a total of $2,937,449. The proposed amendment discussed above, if approved, would increase the authorized number of common shares to 120,000,000.

     The line of credit arrangement restricts the Company's ability to pay dividends without the bank's permission.

     WARRANTS


     In connection with the preferred stock offering and the conversion of a note to preferred stock, the Company issued warrants in 1999 to purchase 2,608,740 and 500,000 shares of common stock, respectively, at an exercise price of $0.33 per share. The per share exercise price of the warrant at the date of issuance was below the fair market value of the common stock and is therefor considered an "in the money" or beneficial conversion feature. Accounting for the issuance of a convertible preferred stock with a non detachable beneficial conversion feature at the date of issue requires that the conversion feature be recognized and measured in the financial statements by allocating a portion of the preferred stock offering proceeds to additional paid in capital. The discount resulting from the allocation of the proceeds to the beneficial conversion feature is analogous to a dividend and is recognized as a return to preferred shareholders from the date of issuance through the date the warrants are exercisable. As a result of the aforementioned accounting, the Company allocated $5,968,781 of the preferred stock proceeds to additional paid in capital. As the warrants are exercisable the entire allocation was recognized as a preferred dividend through a charge to retained earnings and a credit to preferred stock. The weighted average fair value of the warrants on the date of grant was $2.08. In relation to preferred stock oversubscription at July 20, 1999, additional warrants to purchase 1,496,990 shares of common stock are pending issue upon approval of proposed amended Articles.

                          TULLY'S COFFEE CORPORATION
                          CONSOLIDATED BALANCE SHEETS



                                                                June 27, 1999
                                                                 (unaudited)                March 28, 1999
                                                                -------------               --------------
ASSETS
Current Assets:
       Cash and cash equivalents                                 $ 3,470,831                  $ 1,149,160
       Restricted cash                                             6,111,575
       Accounts receivable, net                                      737,164                      695,037
       Inventories, net                                            2,384,390                    1,808,556
       Prepaid expenses                                              426,120                       84,197
                                                                 -----------                  -----------
           Total current assets                                   13,130,080                    3,736,950

Property and equipment, net                                       11,682,413                   10,991,722
Goodwill, net                                                      4,884,217                    4,973,370
Other intangible assets, net                                       1,026,188                      760,320
Other assets                                                         369,708                      256,657
                                                                 -----------                  -----------
           Total assets                                          $31,092,606                  $20,719,019
                                                                 ===========                  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
       Current portion of long-term debt                         $    41,504                  $    27,744
       Bank line of credit                                         3,000,000                    6,500,000
       Accounts payable                                            1,163,880                    1,808,619
       Accrued liabilities and other current liabilities           8,428,354                    1,199,413
                                                                 -----------                  -----------
           Total current liabilities                              12,633,738                    9,535,776

Long-term debt, net of current portion                               132,450                      128,978
Capital lease obligation                                             182,830                      192,754
Deferred lease costs                                                 883,634                      885,232
                                                                 -----------                  -----------
           Total liabilities                                      13,832,652                   10,742,740

Commitments and Contingencies

Stockholders' equity:
       Series A convertible preferred stock, no par;
         10,000,000 shares authorized, 10,000,000 and
         6,217,480 issued and outstanding, stated
         value of $2.50 and a liquidation preference
         of $25,000,000 and $15,543,700 at June 27,
         1999 and March 28, 1999, respectively                    22,588,819                   14,351,934
       Common stock, no par value; 40,000,000
         shares authorized; 14,374,672 and 14,314,000
         shares issued and outstanding                             7,581,433                    7,444,922
       Additional paid-in capital                                 14,515,541                   10,489,829
       Accumulated deficit                                       (27,425,839)                 (22,310,406)
                                                                 -----------                  -----------
           Total stockholders' equity                             17,259,954                    9,976,279
                                                                 -----------                  -----------
           Total liabilities and stockholders' equity           $ 31,092,606                 $ 20,719,019
                                                                 ===========                  ===========


  The accompanying notes are an integral part of these financial statements

                         TULLY'S COFFEE CORPORATION
                    CONSOLIDATED STATEMENTS OF OPERATIONS


                                                Thirteen Weeks Ended
                                             June 27,           June 28,
                                               1999               1998
                                                     (unaudited)
                                           ------------------------------
Net sales                                  $ 6,115,062        $ 3,180,915
Cost of sales and related occupancy
  expense                                    3,024,179          1,609,402
Selling, general and administrative
  costs                                      3,556,569          2,192,144
Stock option compensation expenses             205,088            195,427
Depreciation and amortization                  555,055            215,677
                                           ---------------  -------------
       Operating loss                       (1,225,829)        (1,031,735)
                                           ---------------  -------------
Other expense                                  258,385            236,320
                                           ---------------  -------------
       Net loss                            $(1,484,214)       $(1,268,055)
Preferred stock dividend/accretion           3,631,219          1,248,000
                                           ---------------  -------------
Net loss applicable to common
  stockholders                             $(5,115,433)       $(2,516,055)
                                           ===============  =============
Weighted average number of common
  and common equivalent shares
  outstanding                               14,366,747         14,290,942
                                           ===============  =============
Basic and diluted net loss per common
   share                                   $     (0.36)         $   (0.18)
                                           ===============  =============


  The accompanying notes are an integral part of these financial statements

                         TULLY'S COFFEE CORPORATION
                    CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                  Twenty-six Weeks Ended
                                                             June 27,                 June 28,
                                                                1999                    1998
                                                                        (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                  $(1,484,214)            $(1,268,055)
  Adjustments to reconcile net loss
    to net cash used in operating activities
      Depreciation and amortization                             555,055                 215,677
      Stock option expense                                      205,088                 195,427
      Interest on convertible note                                                       74,795
      Provisions for doubtful accounts                             -                       -
      Stock issued in exchange for services                       1,510                    -
      Loan guarantee fee expense                                159,406                 130,941
      Deferred lease costs                                       (1,598)                 83,414
      Imputed officer compensation                               30,000                  30,000
      Changes in assets and liabilities
        Accounts receivable                                     (42,127)                 85,579
        Inventories                                            (575,834)                (22,113)
        Prepaid expense and other assets                       (454,974)                (89,748)
        Accounts payable                                       (644,739)               (195,147)
        Accrued liabilities                                   1,117,366                   9,252
                                                            -----------             -----------
      Net cash used in operating activities                  (1,135,061)               (749,978)
                                                            -----------             -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment                        (1,245,746)               (683,608)
  Purchase of Spinelli Coffee Company, net                         -                 (6,916,184)
  Additions to intangible assets                               (176,715)                 45,323
                                                            -----------             -----------
      Net cash used in investing activities                  (1,422,461)             (7,554,469)
                                                            -----------             -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under bank line of credit                             -                  2,733,733
  Repayment of bank line of credit                           (3,500,000)                   -
  (Payments)/borrowings on notes payable                                                (12,884)
  Proceeds from the issuance of note payable                      7,308               2,500,000
  Proceeds from the issuance of convertible
    preferred stock                                           9,456,300               3,200,000
  Proceeds from issuance common stock                           135,000                 134,375
  Stock issuance costs                                       (1,219,415)
  Checks drawn in excess of bank balances                          -                  5,215,115
                                                            -----------             -----------
      Net cash provided by financing activities               4,879,193              13,770,339
                                                            -----------             -----------
Net increase in cash and cash equivalents                     2,321,671               5,465,892
Cash and cash equivalents at beginning of period              1,149,160                  21,566
                                                            -----------             -----------
Cash and cash equivalents at end of period                  $ 3,470,831             $ 5,487,458
                                                            ===========             ===========

SUPPLEMENTAL CASH FLOW INFORMATION
Deemed preferred stock dividend on convertible
  preferred stock issuance as a result of
  beneficial conversion feature of attached
  common stock warrants                                       3,631,219               1,248,000
Noncash investing and financing activities:
Accrued liability for preferred stock to be issued            1,436,045                    -
  for commissions
Restricted Cash from oversubscription of
  preferred stock                                             6,111,575                    -


 The accompanying notes are an integral part of the financial statements

               TULLY'S COFFEE CORPORATION
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (Unaudited)


1.  BASIS OF PRESENTATION


The consolidated financial statements include the accounts of Tully's Coffee Corporation ("Tully's" or the "Company") and its wholly owned subsidiary, Spinelli Coffee Company, after elimination of all significant intercompany items and transactions. Certain amounts previously reported have been reclassified to conform with current year presentations with no effect on total equity or net income. The accompanying unaudited consolidated financial statements as of June 27, 1999 and June 28, 1998, and for the 13-week periods ended June 27, 1999 and June 28, 1998 have been prepared by Tully's pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). The consolidated financial statements contained in this Amendment No. 1 to Form 10 are unaudited. In the opinion of management all adjustments (consisting only of normal recurring adjustments and accruals) necessary for a fair presentation for the interim periods have been reflected. These consolidated financial statements should be read in conjunction with the financial statements and notes thereto for the year ended March 28, 1999 included in the Company's Form 10, as amended. The results of operations for the 13-weeks ended June 27, 1999 are not necessarily indicative of the results for the entire year ending April 2, 2000.


2.  INVENTORIES CONSIST OF THE FOLLOWING:



                                                June 27, 1999                 March 28, 1999

     Coffee

       Unroasted coffee                          $ 1,250,861                    $  696,281
       Roasted coffee                                130,085                       114,847
     Other goods held for sale                       526,945                       547,064
     Packaging and other                             476,499                       450,364
                                                 -----------                    ----------
                                                 $ 2,384,390                    $1,808,556
                                                 ===========                    ==========


As of June 27, 1999, the Company has fixed-price purchase commitments for coffee totaling approximately $500,000.


3.  LOSS PER COMMON SHARE


Basic loss per common share have been calculated based on the weighted-average common shares of 14,366,747, 14,290,942, for the 13 weeks ended June 27, 1999 and the 13 weeks ended June 28, 1998, respectively. The Company had a net loss for all periods presented herein; therefore none of the options, warrants and convertible preferred stock outstanding during the each of the periods presented were included in the computation of diluted loss per share as they were antidilutive.


4.  STOCKHOLDERS' EQUITY


CONVERTIBLE PREFERRED STOCK


For the 13 week period ending June 27, 1999, the Company issued 945,630 units or 3,782,520 shares of Series A Preferred Stock, with an aggregate purchase price of $9,456,300 bringing the total number of units issued to 2,500,000 and aggregate proceeds of the offering to $25,000,000. Each unit consists of 4 shares of the Company's Series A Preferred Stock and a Warrant to purchase two shares of the Company's Common Stock at an exercise price of $0.33 per share. The unit offering price was $10.00.


As of June 27, 1999, the offering is oversubscribed by 611,158 units, with an aggregate purchase price of $6,111,575. The Company has not yet accepted these subscriptions because as of this date it does not have a sufficient number of authorized shares of Series A Preferred Stock to issue upon acceptance of the subscriptions. The Company's Board of Directors has proposed certain amendments to the Company's Articles of Incorporation which include an increase in the number of authorized Series A Preferred Shares to 17,500,000. When and if the shareholders ratify and approve the proposed amended Articles, the Company will accept the subscriptions and issue the Preferred Shares and Warrants.


WARRANTS


In connection with the Series A Preferred Stock issued during the 13 week period ending June 27, 1999, the Company issued warrants to purchase 1,891,000 shares of common stock at an exercise price of $0.33 per share bringing the total number of shares of common stock subject to purchase under the warrants to 5,000,000 shares. The exercise price of the warrant at the date of issuance was below the fair market value of the common stock and is therefore considered an "in the money" or beneficial conversion feature. Accounting for the issuance of convertible preferred stock with a nondetachable beneficial conversion feature at the date of issue requires that the conversion feature be recognized and measured in the financial statements by allocating a portion of the preferred stock offering proceeds to additional paid in capital. The discount resulting from the allocation of the proceeds to the beneficial conversion feature is analogous to a dividend and is recognized as a return to preferred shareholders from the date of issuance through the date the warrants are exercisable.


As a result of the aforementioned accounting, the Company allocated $3,631,219 of the preferred stock proceeds to additional paid in capital. As the warrants were exercisable upon issuance, the entire allocation was recognized as a preferred dividend through a charge to retained earnings and a credit to preferred stock during the period. The weighted-average fair value of the warrants on the date of grant was $1.92 per share of common stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Spinelli Coffee Company:



We have audited the accompanying balance sheet of Spinelli Coffee Company (a California corporation) as of February 1, 1998, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spinelli Coffee Company as of February 1, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles in the United States.



                                       ARTHUR ANDERSON LLP



San Francisco, California,
  May 6, 1998

                             SPINELLI COFFEE COMPANY

                                  BALANCE SHEET
                                FEBRUARY 1, 1998



                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                                                         $   435,870
  Accounts receivable, trade, net of allowance for doubtful accounts of $4,841                          136,127
  Accounts receivable, other                                                                             17,963
  Inventories                                                                                           334,789
  Prepaid expenses                                                                                       37,010
  Deferred income tax asset                                                                              32,427
                                                                                                    -----------
       Total Current assets                                                                             994,186

PROPERTY AND EQUIPMENT, net                                                                             890,050

DEFERRED INCOME TAX ASSET                                                                                65,982

OTHER ASSETS                                                                                            126,346
                                                                                                    -----------
       Total assets                                                                                 $ 2,076,564
                                                                                                    ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of notes payable and long-term debt                                            $   239,117
  Current maturities of notes payable--stockholders                                                      50,000
  Current maturities of capital leases                                                                   12,637
  Accounts payable                                                                                      171,851
  Accrued wages                                                                                          82,093
  Other accrued expenses                                                                                173,052
                                                                                                    -----------
       Total current liabilities                                                                        728,750

LONG-TERM LIABILITIES:
  Notes payable and long-term debt, net of current maturities                                           404,723
  Notes payable--stockholders                                                                           150,000
  Capital leases, net of current maturities                                                              16,398
  Accrued compensation                                                                                   54,736
  Deferred rent                                                                                          74,300
                                                                                                    -----------
      Total liabilities                                                                               1,428,907
                                                                                                    -----------

STOCKHOLDERS' EQUITY:
  Common stock, no par value, 1,500,000 shares authorized, 875,700 issued and outstanding               655,046
  Deferred compensation                                                                                 (90,739)
  Retained earnings                                                                                      83,350
                                                                                                    -----------
       Total stockholders' equity                                                                       647,657
                                                                                                    -----------
       Total liabilities and stockholders' equity                                                   $ 2,076,564
                                                                                                    ===========




         The accompanying notes are an integral part of this statement.

                             SPINELLI COFFEE COMPANY

                             STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED FEBRUARY 1, 1998




NET SALES                                                                       $ 8,315,822

COST OF SALES                                                                     2,984,101
                                                                                -----------
      Gross margin                                                                5,331,721
                                                                                -----------
OPERATING EXPENSES                                                                3,871,526

CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES                                       912,493

RETAIL GENERAL AND ADMINISTRATIVE EXPENSES                                          241,744
                                                                                -----------
                                                                                  5,025,763
                                                                                -----------
      Operating income                                                              305,958
                                                                                -----------
OTHER INCOME (EXPENSE):

  Other income                                                                       85,199
  Interest expense                                                                  (99,962)
                                                                                -----------
      Total other expense                                                           (14,763)
                                                                                -----------
      Income before provision for income taxes                                      291,195

PROVISION FOR INCOME TAXES                                                           65,147
                                                                                -----------
      Net income                                                                $   226,048
                                                                                ===========



         The accompanying notes are an integral part of this statement.

                             SPINELLI COFFEE COMPANY

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                       FOR THE YEAR ENDED FEBRUARY 1, 1998





                                                     COMMON STOCK                             RETAINED          TOTAL
                                                ----------------------        DEFERRED        EARNINGS       STOCKHOLDERS'
                                                 SHARES      AMOUNT         COMPENSATION      (DEFICIT)         EQUITY
                                                --------  ------------      ------------     -----------      ------------
BALANCE, February 2, 1997                       875,700    $ 655,046        $ (142,590)      $ (142,698)      $  369,758

  Amortization of deferred compensation               0            0            51,851                0           51,851
  Net income                                          0            0                 0          226,048          226,048
                                                --------  ------------      ------------     -----------      -----------
BALANCE, February 1, 1998                       875,700     $ 655,046       $  (90,739)      $   83,350       $  647,657
                                                ========  ============      ============     ===========      ===========




         The accompanying notes are an integral part of this statement.

                             SPINELLI COFFEE COMPANY

                             STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED FEBRUARY 1, 1998



CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                                                 $  226,048
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                                                               296,661
    Loss on disposal of property and equipment                                                                   15,940
    Deferred income tax benefit                                                                                 (87,383)
  Changes in operating assets and liabilities:
    Accounts receivable, net                                                                                    (42,871)
    Inventories                                                                                                 190,875
    Prepaid expenses                                                                                               (421)
    Accounts payable                                                                                           (117,613)
    Accrued expenses                                                                                             38,906
    Other assets                                                                                                 (5,246)
    Accrued compensation                                                                                         34,573
    Deferred rent                                                                                                24,429
                                                                                                             ----------
         Net cash provided by operating activities                                                              573,898
                                                                                                             ----------
CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment                                       (105,970)
                                                                                                             ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of capital lease obligations                                                                        (11,203)
  Repayment of notes from stockholder and related parties                                                       (70,070)
  Repayment of notes and other debt                                                                            (257,219)
  Net borrowings under line of credit                                                                           240,942
                                                                                                             ----------
         Net cash used in financing activities                                                                  (97,550)
                                                                                                             ----------
         Net increase in cash and cash equivalents                                                              370,378

CASH AND CASH EQUIVALENTS:
  Beginning of year                                                                                              65,492
                                                                                                             ----------
  End of year                                                                                                $  435,870
                                                                                                             ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest                                                                                                 $  100,534
                                                                                                             ==========
    Income taxes                                                                                             $  141,112
                                                                                                             ==========



         The accompanying notes are an integral part of this statement.

                             SPINELLI COFFEE COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 1, 1998



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



NATURE OF OPERATIONS



Spinelli Coffee Company (the Company) was incorporated in January 1986 in the state of California. The Company is a coffee roaster/retailer currently operating 11 coffee stores located in San Francisco and Marin County, California. The Company sells a variety of coffee beverages, as well as whole-bean coffee, pastries, and coffee-related accessories and equipment through these Company-owned locations. In addition to the retail operation, the Company operates a wholesale division, which sells whole-bean coffee nationally to over 200 accounts, and operates a mail order business, with several hundred domestic and international customers. The Company is also an international licensor, having entered into an exclusive agreement in 1995 for selected Asian countries and Australia with an Asian licensee who is currently operating six retail stores in Singapore, and has entered into a sublicense agreement for the country of Taiwan. Licensing income for the fiscal year ended February 1, 1998, was $71,468. During the fiscal year ended February 1, 1998, the Company's retail stores accounted for approximately 76 percent of net sales. The Company has various product lines; coffee beverage and whole-bean sales represented approximately 79 percent of net sales for the fiscal year ended February 1, 1998. The Company competes in a highly competitive market in which competition is expected to increase. Competitors consist of national companies, as well as a number of regional companies. In addition, the Company's future profitability may be affected by green coffee commodity prices that are subject to substantial price fluctuations, primarily caused by weather and political or economic decisions. The Company attempts to mitigate these fluctuations by entering into fixed-price purchase commitments (see Note 8).



FISCAL YEAR



The Company operates on a 52-week fiscal year.



USE OF ESTIMATES



The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



CASH AND CASH EQUIVALENTS



The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.



INVENTORIES



Inventories are stated at the lower of cost or market. Cost is determined using the average cost method.



PROPERTY AND EQUIPMENT



Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets. Additions and improvements are capitalized, while repairs and maintenance are charged to expenses as incurred.



LONG-LIVED ASSETS



The carrying value of long-lived assets is periodically reviewed for impairment by the Company based on expected future undiscounted operating cash flows of the related asset.



REVENUE RECOGNITION



Revenue is recognized at the time of sale to retail customers, while nonretail sales are recognized at the time the product is shipped to the customer. Historically, returns have represented an insignificant amount.

STOCK-BASED COMPENSATION



Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which was effective at the beginning of the Company's 1996 fiscal year, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.



INCOME TAXES



The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the liability method specified by SFAS No. 109, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the effective tax rates in effect in the years in which the differences are expected to reverse. Deferred tax expense (benefit) represents the change in the deferred tax asset/liability balance.



2. INVENTORIES:



Inventories consist of the following:



          Green coffee                                         $ 192,192
          Brown coffee                                            17,388
          Accessories, packaged goods and supplies               125,209
                                                               ----------
                                                               $ 334,789
                                                               ==========



3. PROPERTY AND EQUIPMENT:



Property and equipment and their estimated useful lives as of February 1, 1998, were as follows:



                                                               ESTIMATED USEFUL LIVES
                                                   -------------------------------------------------
Furniture and fixtures              $    229,510   5-10 years
Equipment                                772,493   3-12 years
Leasehold improvements                   895,950   Life of asset or lease term, whichever is shorter
                                    ------------
                                       1,897,953
Less: Accumulated depreciation
  and amortization                    (1,007,903)
                                    ------------
                                    $    890,050
                                    ============



Depreciation expense for the fiscal year ended February 1, 1998, was $223,379.



4. OTHER ASSETS:



Other assets as of February 1, 1998, consist of the following:

          Notes receivable from stockholders             $  52,379
          Capitalized lease commissions                     27,091
          Deposits                                          38,557
          Other                                              8,319
                                                         ---------
                                                         $ 126,346
                                                         =========



Notes receivable from stockholders bear interest at 6 percent and require annual interest payments, with the principal balance due on December 31, 1999. Interest income on the notes was $3,353 for the fiscal year ended February 1, 1998.



Capitalized lease commissions are being amortized over the related lease terms. Amortization expense for other assets was $21,431 for the fiscal year ended February 1, 1998.

5. CREDIT AGREEMENTS AND LONG-TERM DEBT:



The Company entered into an agreement for a nonrevolving line of credit with a bank on February 10, 1997. The agreement provided for borrowings up to $595,058 and was due on February 10, 1998. Interest was at 10.5 percent. As of February 1, 1998, $490,942 was outstanding under this agreement. On March 10, 1998, the nonrevolving line of credit was converted into a 36-month promissory note at
10.5 percent interest and maturing on March 10, 2001.



In addition, on February 10, 1997, the Company entered into a revolving line of credit agreement with the same bank for up to $450,000 at an interest rate determined based on the bank's base rate, which was 9.25 percent as of February 1, 1998, plus 2 percent, due February 10, 1998. As of February 1, 1998, there are no amounts outstanding under this agreement. On February 10, 1998, the Company entered into a new line of credit agreement for up to $350,000 at an interest rate determined based on the bank's base rate, which was 8.5 percent as of February 10, 1998, plus 2 percent, due February 2, 1999.



The above agreements are secured by the assets of the Company and are guaranteed by a Company officer and a director. These agreements include restrictive covenants, including tangible net worth and profitability requirements.



Notes payable outstanding at February 1, 1998, are described below:



                                                                                          CURRENT      NONCURRENT
                                                                             TOTAL       MATURITIES    MATURITIES
                                                                         ------------- ------------- --------------
Note payable to a bank secured by all assets of the Company, principal and interest of 10.5 percent due in monthly installments
of $15,963 through March 10, 2001                                          $ 490,942      $ 121,375     $ 369,567

Note payable to a bank secured by all assets of the Company, principal and interest of prime plus 2.5 percent (11 percent as of
February 1, 1998) due in monthly installments through June 2, 2004           152,898         17,742       135,156

Notes payable to stockholders, principal payable at end of note terms, which range from May 6, 1998, to December 10, 1999; notes bear interest at 10 percent, interest payable in monthly
installments; $50,000 note was prepaid on March 5, 1998                      200,000        150,000        50,000
                                                                           ---------      ---------     ---------
                                                                           $ 843,840      $ 289,117     $ 554,723
                                                                           =========      =========     =========



As of February 1, 1998, notes payable to stockholders of $200,000 were convertible into 32,000 shares of common stock upon written notice as required prior to the maturity dates of the notes. On March 5, 1998, a $50,000 note payable to a stockholder was prepaid, canceling the option for 8,000 shares of common stock. On March 6, 1998, the notice period expired for a $100,000 note payable to a stockholder that was convertible into 16,000 shares of common stock.



Maturities of notes payable obligations as of February 1, 1998, are as follows:



           FOR THE FISCAL
             YEAR ENDING
           --------------
                1999                              $ 289,117
                2000                                230,116
                2001                                200,075
                2002                                 55,899
                2003                                 27,493
                Thereafter                           41,140
                                                  ---------
                             Total                $ 843,840
                                                  =========



6. LEASE COMMITMENTS:



The Company leases certain equipment under capital leases. In addition, the Company leases certain equipment and office space for its administrative offices and retail locations pursuant to noncancelable operating leases for periods from 2 to 9 years. Certain Company lease agreements include scheduled rent increases during the lease terms or provide for free rent periods. Lease payments for these operating leases are amortized to expense on a straight-line basis over the term of the lease. Amounts expensed in excess of rent paid are recorded as deferred rent in the accompanying balance sheet.

Future minimum payments under capital leases and noncancelable operating leases are due as follows:




           FOR THE FISCAL                                      CAPITAL      OPERATING
             YEAR ENDING                                       LEASES        LEASES
          --------------                                      -------      ---------
                1999                                           $  15,743    $   566,819
                2000                                               9,753        525,017
                2001                                               8,941        429,110
                2002                                                   0        285,348
                2003                                                   0        241,352
                Thereafter                                             0        446,745
                                                               ---------    -----------
                Total minimum lease payments                      34,437    $ 2,494,391
                                                                            ===========

                  Less: Amounts representing interest             (5,402)
                                                               ---------
                Present value of minimum lease payments           29,035

                  Less: Principal portion due within one year    (12,637)
                                                               ---------
                Principal portion due after one year           $  16,398
                                                               =========



Rent expense under operating leases for the fiscal year ended February 1, 1998, was approximately $655,019.



7. ACCRUED COMPENSATION:



The Company has entered into an employment contract with a principal employee. Under the contract, the employee is guaranteed a future payout of $106,460 upon completion of three years of employment. If the employee or Company initiates employment termination prior to such date, other than by the Company for cause, the individual shall be paid an alternative bonus equal to $2.50 multiplied by the number of shares vested under this employee's stock option agreement (see
Note 10) at the time of employment termination. The agreement also provides that the employee will receive 12 months' salary in the event that the employee voluntarily terminates employment within six months of a change in control of the Company. For the fiscal year ended February 1, 1998, the Company recorded $34,573 in compensation expense related to this contract. As of February 1, 1998, the Company has recorded $54,736 in accrued compensation related to this contract.



8. COMMITMENTS:



As of February 1, 1998, the Company has agreements to purchase green coffee inventory from various suppliers through June 1998. All agreements are noncancelable to both parties. Total commitments remaining at February 1, 1998, under these agreements were approximately $1,074,338. This amount includes contract prices which were fixed as well as unfixed. Due to the recent decline in coffee prices, some of the contracts may have been fixed at prices above the prevailing market price as of delivery date, assuming product availability and similar contractual terms.



9. INCOME TAXES:



The provision (benefit) for income taxes consists of:



                Current tax provision:
                  Federal                             $ 102,568
                  State                                   39,235
                  Foreign                                 10,727
                                                       ---------
                                 Total current           152,530
                                                       ---------
                Deferred tax benefit:
                  Federal                                (67,114)
                  State                                  (20,269)
                                                       ---------
                                 Total deferred          (87,383)
                                                       ---------
                                 Total provision       $  65,147
                                                       =========

Deferred income taxes result from differences in the recognition of revenue and expense for tax and financial statement purposes. Deferred tax assets comprised the following at February 1, 1998:



     Deferred and accrued compensation                      $  54,925
     Accrued vacation                                          16,616
     Deferred rent                                             29,824
     Depreciation                                              47,288
     State income taxes                                        13,340
     Other                                                      2,465
                                                            ---------
          Gross deferred tax assets                           164,458

     Deferred tax asset valuation allowance                   (66,049)
                                                            ---------
          Net deferred tax assets                           $  98,409
                                                            =========



The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes as a result of the following differences:



                                                          AMOUNT     PERCENTAGE
                                                         ---------   ----------
     Statutory U.S. tax rates                            $ 99,006       34.0%
     State income tax, net of federal benefit              17,879        6.1
     Benefit of operating loss carryforwards
       and foreign tax credit carryforwards               (52,882)     (18.1)
     Other                                                  1,144        0.4
                                                         --------      -----
                                                         $ 65,147       22.4%
                                                         ========      =====



In the prior fiscal year, the Company provided a valuation allowance against a substantial portion of its net deferred tax asset due to the uncertainty relating to the Company's ability to ultimately benefit from these items. During the fiscal year ended February 1, 1998, the valuation allowance decreased $93,900 due primarily to the use of net operating loss carryforwards in the current period.



10. STOCK OPTION PLAN:



The Company has various stock option plans as follows:

  - Options to purchase 80,000 shares of common stock at $6.25 per share were granted to a Company officer and a director in October 1994. As of February 1, 1998, the options are fully vested and exercisable. The options expire January 31, 2002. The options are subject to antidilution provisions described below under which 6,650 additional fully vested options were granted prior to February 2, 1997.



  - Options to purchase 42,584 shares of common stock at $2.50 per share were granted to a Company officer during the fiscal year ended
        February 2, 1997. The options are exercisable as follows: 30 percent after July 1, 1997, 30 percent after July 1, 1998, and 40 percent after July 1, 1999. However, the options will become fully vested upon the effective date of an initial public offering of the Company's stock or a change in control of the Company as defined in the agreement. The estimated market price of the Company's common stock on the grant date was $6.25. Accordingly, the Company recorded deferred compensation of $172,836 at the date of grant that is being amortized over the shorter of the initial vesting period or the actual period of employment. Compensation expense of $51,851 was recorded for the fiscal year ended February 1, 1998, related to these options. Nonvested options expire upon termination of the officer's employment. Options expire seven years after vesting. The options are subject to an antidilution provision described below under which 3,505 additional options were granted prior to February 2, 1997.



  - Options to purchase 17,034 shares of common stock at $6.25 per share were granted to a Company director during the fiscal year ended February 2, 1997. The options were cancelled during the fiscal year ended February 1, 1998.



As of February 2, 1997, and February 1, 1998, there were 149,773 and 132,739 options outstanding, respectively, with an average option price of $5.10 and $4.96 per share, respectively. As of February 2, 1997, and February 1, 1998, options exercisable were 86,650 and 117,511, respectively, with weighted average exercise prices of $6.25 and $5.81, respectively. The options outstanding at February 1, 1998, have a weighted average remaining contractual life of 5.2 years.

Three of the option agreements covering 122,584 shares contain antidilutive provisions whereby the option holder will receive adjustments to the number of options granted in the event that the outstanding shares of the Company's common stock are increased or decreased as a result of stock dividends, stock splits, stock sales, option grants, or other stock-related transactions as described in the agreements. In connection with these antidilutive provisions, these option holders received 10,155 in additional options prior to February 2, 1997.



Certain of the Company's stockholders have expressed concern that their preemptive rights may have been violated with respect to certain issuances of convertible debt, stock and stock options that took place subsequent to the issuance of the Company's stock to such stockholders. To date, none of these stockholders has indicated any intent to pursue the matter; however, the Company's Board of Directors is prepared to allow any affected stockholder to increase his/her equity investment in the Company in order to reestablish his/her prior relative equity interest.



The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock Based Compensation." Accordingly, no stock option expense has been recognized for the plan except as described above. Net income for the fiscal year ended February 1, 1998, would decrease by $41,667 had compensation cost for the plan been determined consistently with SFAS 123. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model, with the following assumptions used for grants in the prior fiscal year ended February 2, 1997: expected dividend yield of 0 percent; expected volatility of 0 percent; risk-free interest rate of 6.6 percent; expected lives of five years.



11. WARRANTS TO PURCHASE COMMON STOCK:



In 1995, the Company issued warrants (the Warrants) to purchase 9,411 shares of the Company's common stock at $6.25 per share. Unexercised Warrants expire on August 4, 2005. The Warrant agreement provides for, among other things, the issuance of new Warrants in the event of a consolidation or merger of the Company into another corporation, an adjustment in the number of Warrants in the event of a stock split or a reverse stock split, and an adjustment in the exercise price of the Warrants in the event of a stock dividend.



12. RETIREMENT PLAN:



On January 1, 1996, the Company adopted a 401(k) retirement plan (the Plan) for all employees who have completed at least one year of service. The Plan year is from January 1 to December 31, and the Company will contribute 25 percent of the first 6 percent of the employee's elective deferral. The elective deferrals range from 1 percent to 15 percent of the employee's compensation. Participants become fully vested after six years of service, although they vest incrementally on an annual basis after two years of service and until the six-year period is completed. All years of service are credited to determine the vested service. The Company recorded expense of $5,447 for the fiscal year ended February 1, 1998, for the Company's matching contributions.



13. SUBSEQUENT EVENTS:



On March 5, 1998, the Company entered into an agreement with an employee/stockholder/ director whereby the employee resigned his employment with the Company and the Company agreed to repurchase 20,000 shares of common stock at $6.25 per share, as well as to prepay a $50,000 note payable to a stockholder. In addition, both the employee and Company agreed to mutual releases, with the exception of certain indebtedness to the Company that the employee acknowledged.



On April 10, 1998, the Company entered into a nonbinding letter of intent for the sale of 100 percent of the Company's common stock. It is the intent of the parties to complete the transaction by June 15, 1998.

                                  SIGNATURES


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registrant statement to be signed on its behalf by the undersigned, unto duly authorized.


                                        TULLY'S COFFEE CORPORATION


Date June 30, 2000                      By   /s/ Tom T. O'Keefe


                                             Tom T. O'Keefe, Chief Executive
                                             Officer and Chairman of the Board

This Amendment No. 1 to Form 10 was signed by the following persons in the capacities and on the dates stated.



NAME                                      TITLE                                          DATE
----                                      -----                                          -----
/s/ Tom T. O'Keefe
--------------------------------          President, Chief Executive Officer          June 30, 2000
Tom T. O'Keefe                            and Chairman of the Board


/s/ Stephen R. Griffin                    Vice President - Finance and Chief          June 30, 2000
--------------------------------          Financial Officer
Stephen R. Griffin


/s/ Graham Anderson
--------------------------------             Director                                    June 30, 2000
Graham Anderson


/s/ Larry A. Culver
--------------------------------             Director                                    June 30, 2000
Larry A. Culver


/s/ Marc Evanger
--------------------------------             Director                                    June 30, 2000
Marc Evanger


/s/ Robert J. Holmes
--------------------------------             Director                                    June 30, 2000
Robert J. Holmes


/s/ Lawrence L. Hood
--------------------------------             Director                                    June 30, 2000
Lawrence L. Hood


/s/ George Hubman
--------------------------------             Director                                    June 30, 2000
George Hubman


--------------------------------             Director                                    June 30, 2000
Keith McCaw


/s/ Richard J. Padden
--------------------------------             Director                                    June 30, 2000
Richard J. Padden



                                     38